EXHIBIT 10.3

EXECUTION VERSION

INVESTMENT AGREEMENT

by and between

NEW YORK COMMUNITY BANCORP, INC.

and

RCP EAGLE HOLDINGS LP,

and

solely in a limited capacity,

REVERENCE CAPITAL PARTNERS OPPORTUNITIES FUND V (PE FUND III), L.P.

REVERENCE CAPITAL PARTNERS OPPORTUNITIES FUND V-A (PE FUND III), L.P.

REVERENCE CAPITAL PARTNERS OPPORTUNITIES FUND V (AI) (PE FUND III), L.P.

REVERENCE CAPITAL PARTNERS OPPORTUNITIES FUND V (FOO) (PE FUND III), L.P.

Dated as of March 7, 2024

(and as amended as of March 11, 2024)

i

LIST OF EXHIBITS

Exhibit A:	Certificate of Designations (Series B)

Exhibit B:	Certificate of Designations (Series C)

Exhibit C:	Permanent Warrant Terms

Exhibit D:	Registration Rights Agreement

Exhibit E:	Stockholder Vote Warrant Terms

INDEX OF DEFINED TERMS

Accredited Investors	22
affiliate	49
Agreement	1
As-Converted Basis	31
BHC Act	8
Board of Directors	10
Board Representative	35
business day	49
Certificate of Designations	1
Charter Amendment	29
Chosen Courts	50
Claim Notice	39
Closing	2
Closing Date	3
Code	16
Common Stock	1
Company	1
Company Bank	8
Company Benefit Plans	17
Company Bylaws	11
Company Certificate of Incorporation	1
Company Disclosure Schedule	7
Company Equity Awards	9
Company Fundamental Rep	41
Company Opportunity	44
Company Preferred Stock	9
Company PSU Awards	9
Company Recommendations	29
Company Regulatory Agreement	20
Company Reports	12
Company Restricted Stock Award	9
Company RSU Awards	9
Company Share Issuance	2
Company Stock Plans	10
Company Subsidiary	8
Confidential Information	32
Confidentiality Agreement	32
Conversions	1
Data Breach	20
De Minimis Claim	41
Delaware Secretary of State	1
Direct Claim	39
Director Rights Period	35
Enforceability Exceptions	11
ERISA	17

ERISA Affiliate	17
Exchange Approval	29
Expected Closing Date	2
extent	49
Federal Reserve	12
Fraud	47
GAAP	6
Governmental Entity	7
HSR Act	11
Indemnified Party	39
Indemnifying Party	39
Information Rights Period	31
Institutional Accredited Investor	22
Investment	10
Investment Amount	6
IRS	6
knowledge	49
Law	7
Liens	10
Loans	21
Losses	38
made available	49
Material Adverse Effect	6
Materially Burdensome Condition	38
Multiemployer Plan	17
Multiple Employer Plan	17
Non-Party Affiliates	44
Non-Voting Common Equivalent Stock	1
NYSE	3
Order	3
ordinary course	49
ordinary course of business	49
Other Investment Agreement	1
Pandemic	7
Pandemic Measures	7
party	49
Permanent Warrant	1
person	49
Personal Data	19
Placement Agents/Arrangers	15
Purchaser	1
Purchaser Fundamental Rep	41
Registration Rights Agreement	2
Representatives	32
Requisite Stockholder Vote	29
Response Notice	39

SEC	7
Securities	1
Securities Act	12
SRO	12
Stockholder Litigation	7
Stockholders’ Meeting	29
Subsidiary	7
Tax	16
Tax Return	16
Taxes	16
Termination Date	46
Third Party Claim	39
Threshold Amount	41
transactions contemplated by this Agreement	49
transactions contemplated hereby	49
U.S.	49
Voting Regulatory Approvals	30

v

INVESTMENT AGREEMENT, dated as of March 7, 2024 and as amended on March 11, 2024 (this “Agreement”), by and between NEW YORK COMMUNITY BANCORP, INC., a Delaware corporation (the “Company”), and RCP EAGLE HOLDINGS LP, a Delaware limited partnership (“Purchaser”), and solely for Section 2.3(e), Section 5.15 and the other sections in ARTICLE V, REVERENCE CAPITAL PARTNERS OPPORTUNITIES FUND V (PE FUND III), L.P., a Delaware limited partnership, REVERENCE CAPITAL PARTNERS OPPORTUNITIES FUND V-A (PE FUND III), L.P., a Delaware limited partnership, REVERENCE CAPITAL PARTNERS OPPORTUNITIES FUND V (AI) (PE FUND III), a Delaware limited partnership, L.P. and REVERENCE CAPITAL PARTNERS OPPORTUNITIES FUND V (FOO) (PE FUND III), L.P., a Delaware limited partnership (collectively, the “Parent Funds”).

RECITALS:

A. The Investment. The Company desires to sell and issue to Purchaser, and Purchaser desires to purchase from the Company, as an investment in the Company, (i) shares of (a) common stock, par value $0.01 per share, of the Company (the “Common Stock”), (b) a series of preferred stock, par value $0.01 per share, of the Company designated as Series B Noncumulative Convertible Preferred Stock (the “Series B Preferred Stock”), having the terms set forth in the Certificate of Designations of the Series B Preferred Stock, in the form attached hereto as Exhibit A (the “Certificate of Designations (Series B)”) and (c) a series of preferred stock, par value $0.01 per share, of the Company designated as Series C Noncumulative Convertible Preferred Stock (the “Series C Preferred Stock” and together with the Series B Preferred Stock, the “Preferred Stock”), having the terms set forth in the Certificate of Designations of the Series C Preferred Stock, in the form attached hereto as Exhibit B (the “Certificate of Designations (Series C)” and together with the Certificate of Designations (Series B), the “Certificate of Designations”), which shall be made a part of the Company’s Amended and Restated Certificate of Incorporation (as amended, restated, supplemented or otherwise modified from time to time, the “Company Certificate of Incorporation”) by the filing of the Certificate of Designations (Series C) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) and (ii) warrants on the terms and conditions set forth on Exhibit C (the “Permanent Warrant”).

B. The Other Investment Agreements. Substantially concurrently with the execution and delivery hereof, the Company is entering into other contracts or agreements with certain other purchasers providing for the issuance of (i) shares of Common Stock, (ii) shares of Preferred Stock and/or (ii) warrants on the terms and conditions set forth therein (each, an “Other Permanent Warrant”), in each case, with proceeds to the Company in an amount, together with the Investment Amount, equal to not less than $1,050,000,000.00 and entered into in furtherance of the transactions contemplated hereby or thereby (each, an “Other Investment Agreement”).

C. The Securities. The term “Securities” refers collectively to the (a) (i) shares of Common Stock and Preferred Stock and (ii) Permanent Warrant, in each case, issuable pursuant hereto, (b) shares of Common Stock to be issued upon the conversion of the Preferred Stock issuable pursuant hereto (such conversions, the “Conversions”), (c) shares of non-voting, common equivalent preferred stock to be issued upon the exercise of the Permanent Warrant and (d) shares of Common Stock to be issued upon the conversion of the non-voting, common equivalent preferred stock to be issued upon the exercise of the Permanent Warrant. When purchased, the shares of Common Stock and Preferred Stock purchased hereunder will be evidenced by book-entry notation.

D. Registration Rights Agreement. At the Closing, the Company and Purchaser will enter into a Registration Rights Agreement attached hereto as Exhibit D (the “Registration Rights Agreement”).

E. Parent Funds. As an inducement to the Company’s willingness to enter into this Agreement, the Parent Funds desires, on behalf of Purchaser, the collective wholly-owned subsidiary of the Parent Funds, to enter into this Agreement for purposes of (i) making the representations and warranties in Section 2.3(e), (ii) guaranteeing certain obligations of Purchaser hereunder pursuant to Section 5.15 and (iii) the other sections in ARTICLE V.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE; CLOSING

Section 1.1 Purchase. On the terms and subject to the conditions set forth herein, at the Closing, Purchaser shall purchase from the Company, and the Company shall sell and issue to Purchaser, the number of duly authorized, validly issued, fully-paid and non-assessable shares of (a) Common Stock, free and clear of all Liens (as defined below) (other than transfer restrictions imposed under applicable securities Laws), set forth in Section 1.2(c)(i)(1)(A), (b) Series B Preferred Stock, free and clear of all Liens (other than transfer restrictions imposed under the Certificate of Designations (Series B) or applicable securities Laws), set forth in Section 1.2(c)(i)(1)(B), and (c) Series C Preferred Stock, free and clear of all Liens (as defined below) (other than transfer restrictions imposed under the Certificate of Designations (Series C) or applicable securities Laws), set forth in Section 1.2(c)(i)(1)(C) (the “Company Share Issuance”).

Section 1.2 Closing.

(a) Time and Date of Closing. Subject to the satisfaction or, to the extent permitted by Law, written waiver (by the party entitled to grant such waiver) of the conditions set forth in Section 1.2(b) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or, to the extent permitted by Law, written waiver of those conditions by the party entitled to grant such waiver), the closing of the Company Share Issuance (the “Closing”) shall take place (i) three (3) business days following the execution and delivery of this Agreement, remotely by the electronic exchange of counterpart signature pages to the documents and agreements contemplated hereby to be executed and delivered at the Closing (the “Expected Closing Date”), or (ii) such other date, time and/or location as may be mutually agreed in writing by the Company and Purchaser; provided that, if the conditions set forth in Section 1.2(b) have not been so satisfied or, to the extent permitted by Law, waived on or prior to the date that is three (3) business days following the execution and delivery of this Agreement, then the Closing shall take place on the first business day on which such conditions have been so satisfied or waived; provided, further, however, that in no event shall the Closing take place later than the fifth (5th) business day after the Expected Closing Date. The date on which the Closing occurs is referred to as the “Closing Date.” Unless otherwise agreed by the Company and Purchaser, in the event (A) the Closing does not occur within five (5) business days after the Expected Closing Date and (B) Purchaser delivered the Investment Amount to the Company pursuant to Section 1.2(c)(ii)(1), the Company shall, as promptly as reasonably practicable (but not later than one business day thereafter), return such Investment Amount to Purchaser by wire transfer of United States dollars in immediately available funds to the account specified by Purchaser.

(b) Closing Conditions.

(i) The obligation of Purchaser, on the one hand, and the Company, on the other hand, to effect the Closing is subject to the satisfaction or, to the extent permitted by Law, written waiver by Purchaser and the Company prior to the Closing of the following conditions:

(1) no injunction, order, judgment, writ, directive, enforcement action, decree, or regulatory restriction of any Governmental Entity (each, an “Order”) or other legal restraint or prohibition preventing the consummation of the Company Share Issuance. No applicable Law shall have been enacted, entered, promulgated or enforced (which remains in effect) by any Governmental Entity that prohibits or makes illegal consummation of the Company Share Issuance or any of the other transactions contemplated by this Agreement or that prohibits, restrains or enjoins Purchaser or its affiliates from owning any Securities or voting any voting Securities in accordance with the terms thereof;

(2) the Company shall have filed the requisite Supplemental Listing Application in respect of the Common Stock issued hereunder and the Common Stock to be issued upon the conversion of the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, in each case, in accordance with rules of the New York Stock Exchange (the “NYSE”), and no further action shall be required to authorize such additional shares for listing, subject to official notice of issuance; provided if such Supplemental Listing Application is not approved as a result of the number of authorized shares of Common Stock being insufficient, then (A) the Company shall immediately re-file covering just the authorized amount and (B) promptly following the approval and adoption of the Charter Amendment in accordance with Section 3.1(c), the Company shall file a Supplemental Listing Application in respect of the Common Stock not covered by the initial approval;

(3) the purchase and sale of shares of Common Stock and/or Preferred Stock (with proceeds to the Company in an amount, which together with the Investment Amount, is greater than or equal to $600,000,000) shall have been consummated, or will be consummated substantially concurrently with the Closing, in all material respects in accordance with the terms and conditions of such Other Investment Agreement(s); and

(4) the Certificate of Designations shall have been filed with and accepted by the Delaware Secretary of State and be in full force and effect.

(ii) The obligation of Purchaser to effect the Closing is also subject to the satisfaction or, to the extent permitted by Law, written waiver by Purchaser prior to the Closing of each of the following additional conditions:

(1) the representations and warranties of the Company contained in (A) Section 2.2(b)(i), Section 2.2(c)(iii), Section 2.2(g), Section 2.2(h), Section 2.2(r) and Section 2.2(u) shall be true and correct (other than, in the case of Section 2.2(b)(i), such failures to be true and correct as are de minimis) in all respects as of the date hereof and as of the Closing as though made at and as of the Closing (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); (B) Section 2.2(a)(i)-(iii), Section 2.2(b)(ii) and Section 2.2(c)(i) (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties) shall be true and correct in all material respects as of the date hereof and as of the Closing as though made at and as of the Closing (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); and (C) all other representations and warranties of the Company set forth in Section 2.2 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date hereof and as of the Closing as though made at and as of the Closing (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); provided that, for purposes of this subclause (C), such representations and warranties shall be deemed to be true and correct unless the failure(s) of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect;

(2) the Company shall have performed and complied with, in all material respects, all obligations, covenants and agreements required to be performed or complied with by it at or prior to the Closing hereunder;

(3) since the date hereof, no Material Adverse Effect shall have occurred and no circumstance, event, change, occurrence, development or effect shall have occurred that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect; and

(4) Purchaser shall have received a certificate, dated as of the Closing Date, signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company certifying to the effect that the conditions set forth in Section 1.2(b)(ii)(1), Section 1.2(b)(ii)(2) and Section 1.2(b)(ii)(3) have been satisfied.

(iii) The obligation of the Company to effect the Closing is subject to the satisfaction or, to the extent permitted by Law, written waiver by the Company prior to the Closing of the following additional conditions:

(1) the representations and warranties of Purchaser contained herein (without giving effect to any “material” or “materiality” qualifications contained in such representations and warranties) shall be true and correct as of the date hereof and as of the Closing as though made at and as of the Closing (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), except to the extent the failure(s) of such representations or warranties to be true and correct, either individually or in the aggregate, and without giving effect to any “material” or “materiality” qualifications contained in such representations and warranties, would not prevent or materially impair or delay the ability of Purchaser to consummate the Closing;

(2) Purchaser shall have performed and complied with, in all material respects, all covenants and agreements required to be performed or complied with by it at or prior to the Closing hereunder; and

(3) the Company shall have received a certificate, dated as of the Closing Date, signed on behalf of Purchaser by an authorized signatory of Purchaser certifying to the effect that the conditions set forth in Section 1.2(b)(iii)(1) and Section 1.2(b)(iii)(2) have been satisfied.

(c) Closing Deliveries.

(i) At the Closing, the Company will deliver to Purchaser:

(1) confirmation of book-entry notation in the name of Purchaser shares of Common Stock and Preferred Stock, free and clear of all Liens (other than transfer restrictions imposed under the Certificate of Designations (as applicable) or applicable securities Laws) as follows: (A) 18,529,318 shares of Common Stock, (B) Series B Preferred Stock equal to 11,857 and (B) Series C Preferred Stock equal to 69,614.

(2) a counterpart signature page, to the Permanent Warrant on the terms and condition set forth on Exhibit C;

(3) a counterpart signature page, duly executed by the Company, to the Registration Rights Agreement;

(4) evidence that delivery of the investment amounts payable to the Company pursuant to the Other Investment Agreements by the other purchasers party thereto shall occur substantially concurrently with the Closing; and

(5) a legal opinion in customary form from counsel to the Company covering due authorization and issuance of the Common Stock and Preferred Stock and the Common Stock issuable upon conversion of the Preferred Stock.

(ii) At the Closing, Purchaser will deliver to the Company:

(1) by wire transfer of immediately available funds to an account designated by the Company in writing, an aggregate purchase price of $200,000,000.00 (the “Investment Amount”);

(2) a properly completed and executed Internal Revenue Service (“IRS”) Form W-9 for Purchaser; and

(3) a counterpart signature page, duly executed by Purchaser, to the Registration Rights Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Material Adverse Effect.

(a) As used herein, the term “Material Adverse Effect” means any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries taken as a whole (provided, that Material Adverse Effect shall not be deemed to include the impact or effects of any (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in Laws (including any Pandemic Measures) of general applicability to companies in the industries in which the Company and its Subsidiaries operate, or interpretations thereof by courts or other Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to the Company or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure of the execution of this Agreement or any Other Investment Agreement, public disclosure or consummation of the transactions contemplated hereby or thereby (including any effect on a party’s relationships with its customers) (it being understood and agreed that the foregoing shall not apply for purposes of the representations and warranties in Section 2.2(c)(ii), Section 2.2(d) or Section 2.2(k)(vi)) or actions expressly required by this Agreement or that are taken with the prior written consent of Purchaser in contemplation of the transactions contemplated by this Agreement or any Other Investment Agreement, (F) decline in the trading price of the Company’s securities or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur, except to the extent otherwise excluded by this proviso), (G) any stockholder litigation arising out of, related to, or in connection with this Agreement or any Other Investment Agreement or the

Investment that is brought or threatened against the Company or the Board of Directors from and following the date of this Agreement and prior to the Closing (“Stockholder Litigation”) (it being understood and agreed that the foregoing shall not apply for purposes of the representations and warranties in Section 2.2(c)(ii), Section 2.2(d) or Section 2.2(k)(vi)), or (H) expenses incurred by the Company in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement or any Other Investment Agreement; except, with respect to the foregoing subclauses (A), (B), (C) or (D), to the extent that the effects of such change are disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which the Company and its Subsidiaries operate).

(b) As used herein:

(i) “Pandemic” means any outbreaks, epidemics or pandemics, or any variants, evolutions or mutations thereof, and the governmental and other responses thereto;

(ii) “Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other Laws or policies or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to any Pandemic;

(iii) “Subsidiary” when used with respect to any person, means any subsidiary of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”) or the BHC Act;

(iv) “Governmental Entity” means any court, administrative agency or commission or other governmental authority or instrumentality or SRO of competent jurisdiction; and

(v) “Law” means any law, statute, code, ordinance, rule, regulation, requirement, policy or guideline of any Governmental Entity or stock exchange or Order.

Section 2.2 Representations and Warranties of the Company. Except as disclosed in (i) the disclosure schedule delivered by the Company to Purchaser concurrently herewith (the “Company Disclosure Schedule”); provided that (A) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (B) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, effect, change, event, circumstance, condition, occurrence or development or that such item would or would reasonably be expected to result in a Material Adverse Effect, and (C) any disclosures made with respect to a section of this Section 2.2 shall be deemed to qualify any other section of this Section 2.2 (1) specifically referenced or cross-referenced or (2) if it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other section or (ii) any Company Reports publicly filed or furnished by the Company after January 1, 2023 (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Purchaser as follows:

(a) Corporate Organization.

(i) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the Bank Holding Company Act of 1956 (“BHC Act”). The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. True, correct and complete copies of the Company Certificate of Incorporation and the Company Bylaws (as defined below) as in effect as of the entry into this Agreement have been made available to Purchaser.

(ii) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Subsidiary of the Company (a “Company Subsidiary”) (A) is duly organized and validly existing under the laws of its jurisdiction of organization, (B) is duly licensed or qualified to do business and, where such concept is recognized under Law, in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (C) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Company Subsidiary to pay dividends or distributions except, in the case of a Company Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities. Other than Flagstar Bank, National Association, a national banking association and a wholly-owned Subsidiary of the Company (“Company Bank”), and those Subsidiaries set forth in Section 2.2(a)(ii) of the Company Disclosure Schedule, there are no Company Subsidiaries that would constitute “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC as of the entry into this Agreement.

(iii) The deposit accounts of Company Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Company Bank is a member in good standing of the Federal Home Loan Bank of New York and owns the requisite amount of stock therein.

(b) Capitalization.

(i) The authorized capital stock of the Company consists of 900,000,000 shares of Common Stock and 5,000,000 shares of preferred stock, par value of $0.01 (the “Company Preferred Stock”). As of March 1, 2024, there were 744,099,232 shares of Common Stock issued and outstanding, including 5,828,669 shares of Common Stock granted in respect of outstanding Common Stock subject to vesting, repurchase or other lapse restriction (each, a “Company Restricted Stock Award”), and (in addition to the foregoing) (A) 22,809,071 shares of Common Stock held in treasury, (B) 1,712,824 shares of Common Stock (assuming performance goals are satisfied at the maximum level) reserved for issuance upon the settlement of outstanding performance-based restricted stock unit awards in respect of shares of Common Stock granted under the Company Stock Plans (“Company PSU Awards”), (C) 7,201,022 shares of Common Stock reserved for issuance upon the settlement of outstanding restricted stock unit awards in respect of shares of Common Stock granted under the Company Stock Plans (“Company RSU Awards” and, together with the Company Restricted Stock Awards and Company PSU Awards, the “Company Equity Awards”), (D) 16,170,583 shares of Common Stock reserved for issuance pursuant to future grants under the Company Stock Plans and (E) 515,000 shares of the Company Preferred Stock issued and outstanding. As of March 1, 2024, there were 10,244,408 shares of Common Stock reserved for issuance upon the exercise of the warrants under the Bifurcated Option Note Unit Securities of New York Community Capital Trust V and 20,600,000 Depositary Shares (each representing a 1/40th interest in a share of Fixed-to-Floating Rate Series A Noncumulative Perpetual Preferred Stock of the Company) outstanding. As of the entry into this Agreement, except as set forth in the immediately preceding sentences, as contemplated hereby, as contemplated by any Other Investment Agreement and for changes since March 1, 2024 resulting from the exercise, vesting or settlement of any Company Equity Awards described in the immediately preceding sentence, there are no other shares of capital stock or other equity or voting securities of the Company issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of the Company may vote. As of the entry into this Agreement, other than (1) the Company Equity Awards issued prior to the entry into this Agreement as described in this Section 2.2(b)(i) or (2) as set forth in this Agreement or any Other Investment Agreement, there are no (x) outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in the Company, or (y) contracts, commitments, understandings or arrangements by which the Company may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in the Company, or that otherwise obligate the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. Other than this Agreement and any Other Investment Agreement, there are no voting trusts, shareholder agreements, proxies or other similar agreements in effect to which the Company or any of its Subsidiaries is a party or is bound with respect to the voting or transfer of Common Stock or other equity interests of the Company. As used herein, “Company Stock Plans” means the New York Community Bancorp, Inc. 2020 Omnibus Incentive Plan, the Flagstar Bancorp, Inc. 2016 Stock Award and Incentive Plan and the New York Community Bancorp, Inc. 2012 Stock Incentive Plan.

(ii) The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Company Subsidiary, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state Law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c) Authority; No Violation.

(i) The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Closing. The execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the Closing (including the Investment) have been declared advisable and duly and validly approved by the board of directors of the Company (the “Board of Directors”). As of or prior to the entry into this Agreement, the Board of Directors has determined that (A) the Company Share Issuance and the Conversions (collectively, the “Investment”), on the terms and subject to the conditions set forth herein, is in the best interests of the Company and its stockholders and (B) the issuance of the shares of Common Stock and/or Preferred Stock, in each case, pursuant to the Other Investment Agreements and the other transactions contemplated thereby, on the terms and subject to the conditions set forth therein, in each case, are in the best interests of the Company and its stockholders and has adopted a resolution to the foregoing effect. No other corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to approve this Agreement or for the Company to perform its obligations hereunder or consummate the Closing. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Purchaser) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(ii) None of the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, the consummation by the Company of the Investment, or compliance by the Company with any of the terms or provisions hereof, will (A) violate any provision of the Company Certificate of Incorporation or the Amended and Restated Bylaws of the Company (as amended, restated, supplemented or otherwise modified from time to time, the “Company Bylaws”) or (B) assuming that the consents and approvals referred to in Section 2.2(d) are duly obtained, (x) violate any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (B)(x) and (B)(y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii) The shares of Common Stock to be issued (x) hereunder and (y) subject to the Requisite Stockholder Vote and the filing of the Charter Amendment with the Delaware Secretary of State, upon the Conversions will be, in each case, validly authorized and, when issued, will be validly issued, fully paid and nonassessable and free and clear of all Liens, and no current or past stockholder of the Company will have any preemptive right or similar rights in respect thereof. The shares of Preferred Stock to be issued hereunder have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable and free and clear of all Liens, and no current or past stockholder of the Company will have any preemptive right or similar rights in respect of any such issuance or exercise. Neither the Common Stock nor the Preferred Stock will be issued in violation of any applicable Law.

(d) Consents and Approvals. Except for (i) the approvals set forth on Section 2.2(d) of the Company Disclosure Schedule, (ii) the Board Non-Objections, (iii) the filing of the requisite Supplemental Listing Application and any other required applications, filings and notices, as applicable, with the NYSE, and the approval of the listing of the shares of Common Stock to be issued (A) hereunder and (B) upon the Conversions, (iv) the filing of any registration statement with the SEC in accordance with the terms and subject to the conditions of the Registration Rights Agreement, (v) filings required under, and compliance with other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”) with respect to the Conversions, (vi) the Requisite Stockholder Vote, (vii) the filing of the Certificate of Designations and the Charter Amendment with the Delaware Secretary of State and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the Investment, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by the Company of this Agreement or (B) the Investment and the other transactions contemplated hereby.

(e) Reports.

(i) As of the entry into this Agreement, the Company and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with the following Governmental Entities: (A) any state regulatory authority, (B) the SEC, (C) the Board of Governors of the Federal Reserve System or Federal Reserve Bank of New York (together, the “Federal Reserve”), (D) the Office of the Comptroller of the Currency, (E) any foreign regulatory authority and (F) any self-regulatory organization (an “SRO”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the U.S., any state, any foreign entity, or any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Subject to Section 5.13, except for normal examinations conducted by a Governmental Entity in the ordinary course of business of the Company and its Subsidiaries, (x) no Governmental Entity has initiated or has pending any proceeding or, to the Company’s knowledge, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2023, which remains unresolved, (y) there is no unresolved violation, criticism, or exception by any Governmental Entity with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries, and (z) there has been no formal or informal inquiries by, or disagreements or disputes with, any Governmental Entity with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2023; in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(ii) An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by the Company to the SEC since January 1, 2023 pursuant to the Securities Act of 1933 (the “Securities Act”), or the Exchange Act (the “Company Reports”) is publicly available. No such Company Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the entry into this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.

As of the entry into this Agreement, (A) no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act and (B) there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company Reports. There are no deposits of the Company Bank that are required by Law or contract to be withdrawn or that the Company Bank can no longer hold given the Company Bank’s deposit rating as of the date hereof, other than any waivers granted by a government-sponsored enterprise as of the date hereof.

(iii) To the knowledge of the Company, as of the date hereof, the Company is not aware of any facts that cause the Company to reasonably believe that the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 (A) will not be filed with the SEC on or before March 15, 2024, (B) will, except as has already been disclosed in the Company Reports, contain any additional material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) and (C) will contain any material changes to the financial statements as compared to the consolidated statements of condition and consolidated statements of (loss) income of the Company included in its Current Report on Form 8-K filed on February 29, 2024.

(f) Financial Statements.

(i) The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (A) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (B) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (C) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (D) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto and (E) to the knowledge of the Company, are not expected to be revised, resubmitted or restated in any way. The books and records of the Company and its Subsidiaries have been, since January 1, 2023, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Since January 1, 2023 and prior to the entry into this Agreement, no independent public accounting firm of the Company has resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of, or in connection with, any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liability required by GAAP to be reflected on a consolidated balance sheet of the Company (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2023, (C) fees and expenses payable to any financial advisor, counsel or other professional in connection with this Agreement or each Other Investment Agreement and the transactions contemplated hereby or thereby and (D) obligations under this Agreement or any Other Investment Agreement.

(iii) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has (x) implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) disclosed, based on its most recent evaluation prior to the entry into this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors any (A) significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information, and (B) fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. To the knowledge of the Company, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(iv) Since January 1, 2023, (A) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Company or any of its

Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors or any committee thereof, or to the knowledge of the Company, to any director or officer of the Company.

(g) Broker’s Fees. Other than Jefferies Group LLC (the “Placement Agents/Arrangers”), neither the Company nor any of its affiliates nor any other person acting on its behalf (other than its officers acting in such capacity) has dealt with any broker, finder, commission agent, placement agent or arranger in connection with the sale of the Securities and the transactions contemplated by this Agreement, and the Company is not under any obligation to pay any broker’s fee or commission in connection with such transactions other than to the Placement Agents/Arrangers. Neither the Company nor any of its affiliates nor any other person acting on its behalf (other than its officers acting in such capacity) has solicited offers for, or offered or sold, the Securities other than through the Placement Agents/Arrangers.

(h) Absence of Certain Changes or Events. Since January 1, 2023 through the entry into this Agreement, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(i) Legal Proceedings. As of the entry into this Agreement, subject to Section 5.13:

(i) neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or threatened in writing or, to the Company’s knowledge, otherwise threatened, legal, administrative, arbitral or other proceedings, claims, audit, examination, actions or governmental or regulatory investigations by or before any Governmental Entity of any nature against the Company or any of its Subsidiaries or any of their current or former directors or executive officers (A) that would, individually or in the aggregate, reasonably be expected to result in a material restriction on, or material liability being imposed against, the Company or any of its Subsidiaries or any of their respective businesses, (B) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (C) challenging the validity or propriety of the transactions contemplated by this Agreement or the Other Investment Agreements; and

(ii) there is no Order imposed upon the Company, any of its Subsidiaries or any of their current or former directors or executive officers (in each of their capacities as such) or the assets of the Company or any of its Subsidiaries that would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(j) Taxes and Tax Returns.

(i) Each of the Company and its Subsidiaries has duly and timely filed (including all valid applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither the Company nor any of its

Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). All material Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of the Company and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. The federal income Tax Returns of the Company and its Subsidiaries for all years to and including 2022 have been examined by the Internal Revenue Service or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired. Neither the Company nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries). Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any material liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of any Law), as a transferee or successor, by contract or otherwise. Neither the Company nor any of its Subsidiaries has been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Internal Revenue Code of 1986 (the “Code”)) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code. Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b). At no time during the past five (5) years has the Company been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code. The Company is classified as a Subchapter C corporation for U.S. federal tax purposes.

(ii) As used herein, (A) “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, unclaimed property, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon; and (B) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

(k) Employees and Employee Benefit Plans.

(i) As used herein, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, stock-based, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, welfare or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, policies, practices, agreements or arrangements (whether or not funded and whether or not in writing) that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, the Company or any of its Subsidiaries for the benefit of any current or former employee, officer or director of the Company or any of its Subsidiaries, excluding, in each case, any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”).

(ii) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS and, to the Company’s knowledge, nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect the qualified status of such Company Benefit Plan under Section 401(a) of the Code. Neither the Company nor any Company Subsidiary has engaged in a transaction that could subject the Company or any of its Subsidiaries to a material tax or material penalty pursuant to Section 4975 or 4976 of the Code or Section 502 of ERISA.

(iii) No Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code nor has the Company or any of its Subsidiaries or ERISA Affiliates, at any time during the last six years, contributed to or been obligated to contribute to an employee benefit plan subject to Title IV or Section 302 of ERISA. None of the Company, its Subsidiaries nor any ERISA Affiliate (as defined below) has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of the Company and its Subsidiaries nor any ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part 1 of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan. As used herein, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(iv) Neither the Company, nor any of its Subsidiaries, sponsors or has any obligation with respect to any employee benefit plan that provides for any post- employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(v) All contributions required to be made to any Company Benefit Plan by Law or any plan document, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the entry into this Agreement, have been timely made or paid in full or, to the extent not required to be made or paid on or before the entry into this Agreement, have been fully reflected on the books and records of the Company, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to the Company and its Subsidiaries, taken as a whole.

(vi) Other than as provided herein or the Other Investment Agreements, none of the execution and delivery of this Agreement or the Other Investment Agreements, the transactions contemplated by this Agreement, the Other Investment Agreements or the Investment will (either alone or in conjunction with any other event) (A) entitle any employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries to any payment or benefit, (B) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of the Company or any of its Subsidiaries, (C) accelerate the timing of or cause the Company or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (D) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust, or (E) result in any “excess parachute payment” within the meaning of Section 280G of the Code. No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(vii) The Company and its Subsidiaries are in compliance in all material respects with, and since January 1, 2023 have complied in all material respects with, all Laws regarding employment and employment practices, terms and conditions of employment, compensation and benefits, wages and hours, paid sick leave, classification of employees as exempt or nonexempt and workers as employees or independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation, unemployment insurance, disability rights or benefits, retaliation, immigration, family and medical leave, occupational safety and health, plant closings and layoffs and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(l) Compliance with Applicable Law and Privacy Obligations.

(i) The Company and each of its Subsidiaries hold, and have at all times since January 1, 2023, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and, to the knowledge of the Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have complied with any Law applicable to the Company or any of its Subsidiaries, including all laws relating to the privacy and security of data or information that constitutes “personal data,” “personally identifiable information,” “nonpublic personal information,” “personal information” or a similar term (“Personal Data”), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Laws relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Company Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(ii) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company, any of its Subsidiaries or, to the Company’s knowledge, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, (A) used any funds of the Company or its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (B) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or its Subsidiaries, (C) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977 or any similar Law, (D) established or maintained any unlawful fund of monies or other assets of the Company or its Subsidiaries, (E) made any fraudulent entry on the books or records of the Company or its Subsidiaries or (F) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for the Company or its Subsidiaries, or is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

(iii) The Company maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality, integrity and security of all Personal Data against any (A) loss or misuse of Personal Data, (B) unauthorized or unlawful operations performed upon Personal Data or (C) any other act or omission that compromises the security or confidentiality of Personal Data (clauses (A) through (C), a “Data Breach”). The Company has not experienced any Data Breach that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, there are no data security or other technological vulnerabilities with respect to the Company’s information technology systems or networks that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Since January 1, 2023, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries are and have been compliant with their written data privacy and security policies and all contractual commitments of the Company and its Subsidiaries concerning privacy, data protection, data security and the collection, storage, use and other processing of Personal Data.

(iv) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (A) the Company and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (B) none of the Company, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

(m) Agreements with Governmental Entities. Subject to Section 5.13, as of the entry into this Agreement, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist Order, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or has been ordered to pay any material civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any board resolutions at the direction of, any Governmental Entity, in each case, that (i) currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or (ii) in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing or, to the knowledge of the Company, threatened verbally, since January 1, 2023 through the date hereof, by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

(n) Investment Securities and Commodities.

(i) Each of the Company and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to the Company and its Subsidiaries on a consolidated basis, free and clear of any Liens, except for such failures to have good title as are set forth in the financial statements included in the Company Reports as of the entry into this Agreement or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities and commodities are valued on the books of the Company in accordance with GAAP in all material respects.

(ii) The Company and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of such businesses, and the Company and its Subsidiaries have, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects.

(o) Loan Portfolio.

(i) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) of the Company and its Subsidiaries (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) has been secured by valid Liens, as applicable, and (C) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(ii) Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each outstanding Loan of the Company or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of the Company and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(iii) There are no outstanding Loans made by the Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve) of the Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(iv) To the knowledge of the Company, the allowance for credit losses reflected in the Company’s Current Report on Form 8-K filed on February 29, 2024 was calculated in accordance with GAAP and applicable regulatory guidance.

(p) Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, agreements, arrangements or understandings or series of related transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company) on the other hand, of the type required to be reported in any Company Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

(q) Offering of Securities. Neither the Company, nor any of its Subsidiaries, nor any person acting on its or their behalf has (i) directly or indirectly, taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Securities to be issued pursuant hereto under the Securities Act and the rules and regulations of the SEC promulgated thereunder) that might subject the Investment to the registration requirements of the Securities Act or (ii) offered the Securities or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person, other than Purchaser, the counterparty to each Other Investment Agreement and not more than thirty-five (35) other Institutional Accredited Investors and fifteen (15) other Accredited Investors that are directors or executive officers of the Company, each of which has been offered the Securities at a private sale for investment. As used herein, (x) “Institutional Accredited Investor” means an institutional accredited investor as defined in Rule 501(a)(1), (2), (3), (7) or (8) under the Securities Act and (y) “Accredited Investors” means an accredited investor as defined in Rule 501(a)(4) under the Securities Act. None of the Company nor any of its Subsidiaries has offered the Securities or any similar securities during the six (6) months prior to the entry into this Agreement to anyone, other than Purchaser, the counterparty to each Other Investment Agreement and not more than thirty-five (35) other Institutional Accredited Investors and fifteen (15) other Accredited Investors. The Company has no intention to offer the Securities or any similar security during the six (6) months from the entry into this Agreement, except as contemplated by this Agreement or each Other Investment Agreement.

(r) Other Investments. The per share purchase price of the shares of Common Stock and/or Preferred Stock purchased under each Other Investment Agreement is not less than the per share purchase price of the shares of Common Stock and Preferred Stock issued pursuant to the Investment. Except as expressly set forth in the Other Investment Agreements executed as of the date of this Agreement and that has been delivered to Purchaser concurrently with the execution of this Agreement, each Other Investment Agreement does not include provisions that are more favorable to the purchaser party thereto compared to the rights, benefits and obligations of Purchaser under this Agreement (it being understood that each Other Investment Agreement may differ with respect to (i) such other purchaser’s governance rights with respect to the Company, (ii) any provision necessary or advisable to consummate the transactions contemplated thereby arising out of or related to the identity of the other purchaser, including regulatory requirements related to manner of settlement for regulated funds or advisers, (iii) any rights with respect to confidentiality obligations, information rights and public announcements and (iv) the Common Stock issuable at the Closing pursuant to the Other Investment Agreement entered into with Liberty Strategic Capital (CEN) Holdings, LLC). Except as set forth in the preceding sentence with the respect to the provisions of any Other Investment Agreement, neither the Company nor any of its Subsidiaries has entered into any (or modified any existing) contract, agreement, arrangement or understanding with any purchaser party to the Other Investment Agreements (or any affiliate thereof) that has the effect of establishing rights or otherwise benefiting such other purchaser in a manner more favorable to such purchaser than the rights, benefits and obligations of Purchaser in this Agreement. Each Other Permanent Warrant (A) includes or will include (as applicable) the same exercise price and (B) does not or will not (as applicable) include provisions that are more favorable in any material respect to the holder thereof compared to the rights, benefits and obligations of Purchaser under the Permanent Warrant.

(s) General Solicitation. Neither the Company, nor any Company Subsidiary nor any of their respective affiliates, nor any person acting on its or their behalf, has offered or sold the Securities by any form of general solicitation or general advertising, including, but not limited to, the following: (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television or radio; (ii) any website posting or widely distributed e-mail; or (iii) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(t) Borrowings. There are no restrictions (including, without limitation, on amounts, maturities, collateral or rates of interest) on the ability of the Company or Company Bank to borrow under any federal loan program or discount window other than those generally applicable to banking organizations.

(u) Receivership. No Governmental Entity shall have been appointed as receiver or conservator for Company Bank.

(v) No Other Representations or Warranties.

(i) Except for the representations and warranties made by the Company in this Section 2.2, neither the Company, any of its Subsidiaries, any of their respective Representatives, nor any other person makes, has made or has been authorized to make any express or implied representation or warranty with respect to the Company, any of its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company, any of its Subsidiaries, any of their respective Representatives, nor any other person makes, has made or has been authorized to make any representation or warranty to Purchaser or any of its affiliates or its or their respective Representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects or (B) except for the representations and warranties made by the Company in this Section 2.2, any oral or written information presented to Purchaser or any of its affiliates or its or their respective Representatives in the course of (x) their due diligence investigation of the Company or its Subsidiaries, (y) the negotiation of this Agreement or (z) the transactions contemplated hereby.

(ii) The Company acknowledges and agrees that neither Purchaser, its Representatives, nor any other person has made, is making or has been authorized to make any express or implied representation or warranty other than those expressly set forth in in Section 2.3, and in entering into this Agreement, the Company is relying exclusively on its own independent investigation and the representations and warranties expressly set forth in Section 2.3.

Section 2.3 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company, and solely for purposes of Section 2.3(e), the Parent Funds hereby represents and warrants to the Company, that:

(a) Corporate Organization. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Purchaser has the corporate, partnership or limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Purchaser is duly licensed or qualified to do business and, where such concept is recognized under Law, in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to materially and adversely affect Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby on a timely basis.

(b) Authority; No Violation.

(i) Purchaser has full corporate, partnership or limited liability company power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to other actions described in this Section 2.3(b) and Section 2.3(c), to consummate the Closing. The execution and delivery of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation of the Closing (including the Investment) have been duly and validly approved by Purchaser’s board of directors or other equivalent governing body, as applicable. No other corporate proceedings on the part of Purchaser or any of Purchaser’s partners or equityholders are necessary to approve or adopt this Agreement, for Purchaser to perform its obligations hereunder or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(ii) Neither the execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its obligations hereunder nor consummation by Purchaser of the transactions contemplated hereby, including the Investment, nor compliance by Purchaser with any of the terms or provisions hereof, will (A) violate any provision of Purchaser’s certificate or articles of incorporation or bylaws (or other comparable charter or organizational documents) or (B) assuming that the consents and approvals referred to in Section 2.3(c) are duly obtained, (x) violate any Law applicable to Purchaser or any of its properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Purchaser is a party, or by which Purchaser or any of its properties or assets may be bound, except (in the case of clauses (B)(x) and (B)(y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which would not, either individually or in the aggregate, reasonably be expected to materially and adversely affect Purchaser’s ability to consummate the Investment and the other transactions contemplated by this Agreement.

(c) Consents and Approvals. Except for (i) the approvals set forth on Section 2.2(d) of the Company Disclosure Schedule, (ii) the Board Non-Objections, (iii) the filing of the requisite Supplemental Listing Application and any other required applications, filings and notices, as applicable, with the NYSE, and the approval of the listing of the shares of Common Stock and shares of Common Stock (A) issued hereunder and (B) to be issued upon the Conversions, (iv) the filing of any registration statement with the SEC in accordance with the terms and subject to the conditions of the Registration Rights Agreement, (v) filings required under, and compliance with other applicable requirements of, the HSR Act with respect to the Conversions, (vi) the Requisite Stockholder Vote, (vii) the filing of the Certificate of Designations and the Charter Amendment with the Delaware Secretary of State and (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the Investment, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Purchaser of this Agreement or (B) the Investment and the other transactions contemplated hereby.

(d) Sufficiency of Funds. Purchaser has available cash on hand or other sources of immediately available funds sufficient to enable it to perform all of its payment obligations hereunder and consummate the transactions contemplated by this Agreement, including the Investment.

(e) Parent Funds. The Parent Funds collectively own all of the equity interests in Purchaser.

(f) Purchase for Investment. Purchaser represents that it is an Institutional Accredited Investor acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also Institutional Accredited Investors).

Purchaser represents that it is purchasing the Securities for its own account or for one or more separate accounts maintained by it for the benefit of one or more other Institutional Accredited Investors and not with a view to the distribution thereof in violation of the securities Laws; provided that the disposition of Purchaser’s property shall at all times be within Purchaser’s control. Purchaser understands that the Securities have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by Law, and that the Company is not required to register the Securities. Purchaser further represents and warrants that Purchaser (i) will not sell, transfer or otherwise dispose of the Securities or any interest therein except in a registered transaction or in a transaction exempt from or not subject to the registration requirements of the Securities Act and (ii) was given the opportunity to ask questions and receive answers concerning the terms and conditions of the offering and to obtain any additional information which the Company possesses or can acquire without unreasonable effort or expense. Purchaser acknowledges that the Securities will bear a restrictive legend substantially in the form set forth in Section 4.2(a).

(g) No “Bad Actor” Disqualification Events. If Purchaser is a person enumerated in Rule 506(d)(1), neither Purchaser nor, to Purchaser’s knowledge, its affiliates, nor any of their respective officers, directors, employees, agents, partners or members, is subject to any “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act.

(h) Information. Purchaser (i) is not being provided with disclosures that would be required if the offer and sale of the Securities were registered under the Securities Act, nor is Purchaser being provided with any offering circular or prospectus prepared in connection with the offer and sale of the Securities; (ii) has had the opportunity to ask questions of and receive answers from the Company directly; (iii) has been provided a reasonable opportunity to undertake and has undertaken its own examination of the Company and its Subsidiaries and the terms of the Securities to the extent Purchaser deems necessary to make its decision to invest in the Securities and (iv) has availed itself of publicly available financial and other information concerning the Company and its Subsidiaries to the extent Purchaser deems necessary to make its decision to purchase the Securities. Purchaser has sought such accounting, legal and tax advice as it has considered necessary or advisable to make an informed investment decision with respect to its acquisition of the Securities. The purchase of Securities by Purchaser has not been solicited by or through anyone other than the Company or the Placement Agents/Arrangers.

(i) Ability to Bear Economic Risk of Investment. Purchaser recognizes that an investment in the Securities involves substantial risk. Purchaser has the ability to bear the economic risk of the prospective investment in the Securities, including the ability to hold the Securities indefinitely, and further including the ability to bear a complete loss of all of Purchaser’s investment in the Company.

(j) Ownership. Except as disclosed to the Company, as of the entry into this Agreement, neither Purchaser nor any of its affiliates (other than any affiliate with respect to which Purchaser is not the party exercising control over investment decisions) are the owners of record or the Beneficial Owners (as such term is defined under Rule 13d-3 under the Exchange Act) of shares of Common Stock or securities convertible into or exchangeable for Common Stock.

(k) Bank Regulatory Matters.

(i) Purchaser is not aware of any facts or circumstances that would reasonably be expected to cause Purchaser to be deemed to be “acting in concert” (as that term is defined in Regulation Y) with any other person in connection with the transactions contemplated by this Agreement or the Other Investment Agreements.

(ii) Neither Purchaser nor any of its affiliates for purposes of the BHC Act is a bank holding company or “controls” a “bank” (as such terms are defined under the BHC Act or its implementing regulations).

(iii) Purchaser is not aware of any facts or circumstances that, upon consummation of the transactions contemplated herein, would reasonably be expected to cause Purchaser or any of its affiliates to be presumed to “control” the Company or Company Bank for purposes of the BHC Act or Regulation Y.

(l) Information Supplied. The information supplied or to be supplied by Purchaser in writing specifically for inclusion or incorporation by reference in any documents filed or to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement or the Other Investment Agreements will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(m) Brokers and Finders. Neither Purchaser nor its affiliates, any of its or their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, in each case, for which the Company would be liable.

(n) No Other Representations or Warranties.

(i) Except for the representations and warranties expressly made by Purchaser in this Section 2.3, neither Purchaser, its Representatives, nor any other person makes, has made or has been authorized to make any express or implied representation or warranty with respect to Purchaser or its businesses, operations, conduct, assets, liabilities, conditions (financial or otherwise) or prospects, and Purchaser hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Purchaser, its Representatives, nor any other person makes, has made or has been authorized to make any representation or warranty to the Company or any of its Subsidiaries or its or their respective Representatives with respect to (A) any financial projection, forecast, estimate, budget or prospective information relating to Purchaser or its businesses, operations, conduct, assets, liabilities, conditions (financial or otherwise) or prospects or (B) except for the representations and warranties expressly made by Purchaser in this Section 2.3, any oral, electronic, written or other information presented or made available to the Company or any of its Subsidiaries or its or their respective Representatives in the course of (x) their due diligence investigation of Purchaser or its affiliates, (y) the negotiation of this Agreement or (z) the transactions contemplated hereby.

(ii) Purchaser acknowledges and agrees that neither the Company, any of its Subsidiaries, any of their respective Representative, nor any other person has made, is making or has been authorized to make any express or implied representation or warranty other than those expressly set forth in Section 2.2, and in entering into this Agreement, Purchaser is relying exclusively on its own independent investigation and the representations and warranties expressly set forth in Section 2.2.

ARTICLE III

COVENANTS

Section 3.1 Filings; Other Actions.

(a) Purchaser, on the one hand, and the Company, on the other hand, will (and will cause their respective affiliates to) cooperate and consult with the other party and use reasonable best efforts to (i) promptly prepare and file (as applicable) all permits, consents, approvals, confirmations (whether in writing or orally) and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated hereby, including making an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Conversions, and (ii) respond as promptly as practicable to any request for information from (including supplying any additional information or documentary material that may be requested by) any Governmental Entity relating to the foregoing, in each case, so as to enable the parties hereto to consummate the transactions contemplated by this Agreement, including the Investment, as promptly as reasonably practicable following the entry into this Agreement. Purchaser and the Company shall use their respective commercially reasonable efforts to obtain clearance pursuant to the HSR Act with respect to the Conversions (such clearance, “HSR Clearance”), as promptly as reasonably practicable following the entry into this Agreement.

(b) To the extent permitted by Law, Purchaser and the Company will (i) have the right to review in advance all the information to the extent relating to such other party, and any of its respective affiliates and its and their respective directors, officers, partners and shareholders, which appears in any filing made with, or written materials submitted to, any Governmental Entity (and to the extent practicable, each will consult with the other party relating to the exchange of such information) and (ii) consult with the other in advance of any substantive meeting or conference with any Governmental Entity that is reasonably likely to relate to or affect Purchaser or its investment in the Company in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each party agrees to act reasonably and as promptly as reasonably practicable. To the extent permitted by Law, each party hereto agrees to keep the other party reasonably apprised of the status of matters referred to in this Section 3.1(b). Purchaser and the Company shall promptly correct or supplement any information provided by it or on its behalf for use in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions to which it will be party as contemplated hereby, if and to the extent (A) that information previously provided by it or on its behalf shall have become false or misleading in any material respect or (B) necessary or advisable to ensure that such document would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Materials furnished pursuant to this Section 3.1(b) may be redacted (1) to remove references concerning the valuation of the Company and the transactions contemplated hereby, including the Investment, or other Confidential Information, (2) as necessary to comply with contractual arrangements and (3) as necessary to address reasonable privilege concerns, and the parties may reasonably designate any competitively sensitive or any confidential business material provided to the other under this Section 3.1(b) as “counsel only” or, as appropriate, as “outside counsel only”.

(c) The Company shall as promptly as reasonably practicable, duly call, give notice of, establish a record date for, convene and hold a stockholders’ meeting (whether annual or special) (the “Stockholders’ Meeting”), for the purpose of, among other matters, obtaining the requisite approval (i) of the Company’s stockholders to adopt an amendment to the Company Certificate of Incorporation to (A) increase the number of authorized shares of Common Stock therein to at least 1,700,000,000 and (B) amend Article Fourth, Section C, Clauses 1 and 4 of the Company Certificate of Incorporation in a manner to exempt Purchaser and its affiliates from the application of Article Fourth, Section C, Clauses 1 and 4 of the Company Certificate of Incorporation (each, a “Charter Amendment”), (ii) to the extent required, under the applicable rules of the NYSE (the “Exchange Approval”) for issuances of shares of Common Stock in excess of 19.9% of the total voting power of the Company’s securities immediately preceding the entry into this Agreement ((i) and (ii) collectively, the “Requisite Stockholder Vote”) and (iii) of a 1-for-3 reverse stock split of the Company’s Common Stock. To the extent reasonably practicable, the Company will file the preliminary proxy for any such meeting no later than April 2, 2024. The Company shall promptly respond to any comments received from the SEC on the proxy statement and will use reasonable best effort to have the Stockholders’ Meeting no later than May 17, 2024. The Company shall (A) through its Board of Directors recommend to its stockholders the approval and adoption of the Charter Amendment, the Exchange Approval and the reverse stock split referenced in clause (iii) above (the “Company Recommendations”), (B) include such Company Recommendations in the proxy statement delivered to its stockholders in connection with the Requisite Stockholder Vote and (C) use its reasonable best efforts to obtain the Requisite Stockholder Vote. Neither the Board of Directors nor any committee thereof shall withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Purchaser, the Company Recommendations or take any action, or make any public statement, filing or release inconsistent with the Company Recommendations. The Company shall adjourn or postpone the Stockholders’ Meeting, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. The Company shall also adjourn or postpone the Stockholders’ Meeting, if on the date of the Stockholders’ Meeting the Company has not received proxies representing a sufficient number of shares of Common Stock necessary to obtain the Requisite Stockholder Vote and, following such adjournment or postponement, the Company shall solicit proxies representing a sufficient number of shares of Common Stock necessary to obtain the Requisite Stockholder Vote. Following the first of either such adjournment or postponement, if requested by Purchaser, the Company shall retain a proxy solicitor reasonably acceptable to, and on terms reasonably acceptable to, Purchaser in connection with obtaining the Requisite Stockholder Vote. After obtaining the Requisite Stockholder Vote, the Company shall as promptly as reasonably practical, file the Charter Amendment with the Delaware Secretary of State, as required by applicable Law, and provide Purchaser a certificate from the Delaware Secretary of State evidencing that the Charter Amendment is in full force and effect within five (5) business days after the date of the Stockholders’ Meeting.

(d) To the extent permitted by applicable Law, the parties shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent, waiver, approval or authorization is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any such required approval, consent or authorization will not be obtained or that the receipt of such approval, consent or authorization will be materially delayed or conditioned.

(e) Each party shall execute and deliver after the Closing, such further certificates, agreements, instruments and other documents and take such other actions as the other party may reasonably request, in each case, to consummate, implement or evidence the Investment or the Charter Amendment.

(f)

(i) Following the Closing, and after the HSR Clearance, upon the written request delivered by Purchaser to the Company or by the Company to Purchaser, Purchaser and the Company shall cooperate in good faith with each other and use their respective reasonable best efforts to provide for Purchaser, as promptly as practicable, to exchange all or a portion of Purchaser’s shares of Series B Preferred Stock for (A) in the event that the Requisite Stockholder Vote has been obtained, shares of Common Stock or (B) in the event that the Requisite Stockholder Vote has not been obtained, shares of Series C Preferred Stock; provided that any such exchange, and the Company’s obligations to effect such exchange under this Section 3.1(f)(i) shall be subject to receipt of any required permit, authorization, consent, Order or approval from any Governmental Entity in connection with any such exchange. The Purchaser agrees that it shall not convert or exchange, as applicable, any shares of Series B Preferred Stock or Series C Preferred Stock into any shares of Common Stock prior to the receipt of the Requisite Stockholder Vote.

(ii) Notwithstanding the foregoing, if, as a result of, or pursuant to, the provisions of Section 3.1(f)(i), Purchaser will acquire, or be deemed by the Federal Reserve or any other banking regulator having jurisdiction over the Company or Company Bank to be acquiring, ten percent (10%) or more of a class of voting securities of the Company, then, notwithstanding Section 4.3 or anything herein to the contrary, each of Purchaser and the Company, shall use (and cause its affiliates to use) its and their reasonable best efforts to obtain any additional approval, consent or non-objection of the Federal Reserve or any other Governmental Entity (including pursuant to the Change in Bank Control Act of 1978) required in connection with the acquisition or control of 10% or more of a class of voting securities of the Company (the “Voting Regulatory Approvals”), including by furnishing to the Federal Reserve or other applicable Governmental Entity such information as is usual and customary in connection with such applications by similarly situated investors or issuers, as applicable, but subject to the limitations set forth in Section 4.3; provided, however, that this Section 3.1(f)(ii) shall not require Purchaser or the Company to take any action, or commit to take or refrain from taking any action, or accept or agree to any condition or restriction, in connection with obtaining the Voting Regulatory Approvals that would or would be reasonably be expected to be a Materially Burdensome Condition.

(g) The Company and Purchaser shall use reasonable best efforts to agree upon the Permanent Warrant, which shall contain the terms and conditions described on Exhibit C and other customary terms and conditions as may be reasonably required to give full effect to such terms and conditions prior to the Closing.

(h) If the Requisite Stockholder Vote is not obtained by the date that is the one hundred and eightieth (180th) day after the Closing Date, the Company shall promptly thereafter issue to Purchaser warrants on the terms described on Exhibit E and, in such circumstance, the Company and Purchaser shall use reasonable best efforts to, as promptly as reasonably practicable, agree upon a form of warrant on the terms described on Exhibit E.

Section 3.2 Information Rights.

(a) Following the Closing, so long as Purchaser, together with its affiliates, continues to beneficially own (A) in the aggregate at least the lesser of (i) 2.5% of the outstanding shares of Common Stock (on an As-Converted Basis) and (ii) 25% of the Common Stock (on an As-Converted Basis) that Purchaser beneficially owns immediately following the Closing or (B) any shares of Preferred Stock (the “Information Rights Period”), solely for Permitted Purposes, at Purchaser’s sole cost and expense, the Company shall, and shall cause each of its Subsidiaries to, afford Purchaser and its officers, employees, accountants, counsel and other Representatives reasonable access upon prior written notice and during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries to the (x) officers, employees, properties, offices and other facilities of the Company and its Subsidiaries, and (y) contracts, licenses, books and records and other documents relating to the business of the Company and its Subsidiaries. As used herein, “As-Converted Basis” means, at any time, the applicable number of shares of Common Stock issued and outstanding, counting as shares of Common Stock issued and outstanding, without duplication, all shares of Common Stock (I) issued and outstanding, (II) into which shares of Preferred Stock issued and outstanding are convertible and (III) into which shares of preferred stock of the Company that are issued and outstanding are convertible or exchangeable, as adjusted from time to time for any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in the Company’s capitalization.

(b) Notwithstanding the foregoing, neither the Company nor its Subsidiaries shall be obligated to provide such access, materials or information to the extent the Company determines, in its reasonable judgment, that doing so would reasonably be expected to (i) violate or prejudice the rights of its clients, depositors or customers, (ii) result in the disclosure of trade secrets or competitively sensitive information in a manner detrimental to the Company or any of its Subsidiaries, (iii) violate any Law or agreement or obligation of confidentiality owing to a third party (including any Governmental Entity), (iv) jeopardize the protection of an attorney-client privilege, attorney work product protection or other legal privilege or (v) be adverse to the interests of the Company or any of its Subsidiaries in any pending or threatened claim, action, suit, litigation, investigation, examination or proceeding asserted by Purchaser; provided, however, that the Company shall use reasonable best efforts to make other arrangements (including using reasonable best efforts to redact information or make substitute disclosure arrangements) that would enable disclosure to Purchaser to occur without, in the case of the (A) foregoing clause (i), violating or prejudicing such right; (B) foregoing clause (ii), disclosing such trade secrets or competitively sensitive information in a manner detrimental to the Company or any of its Subsidiaries; (C) foregoing clause (iii), violating such Law or agreement or obligation; (D) foregoing clause (iv), jeopardizing such privilege; and (E) foregoing clause (v), such adverse consequences. The foregoing shall not limit the right of the Board Representative to participate in any meeting of the Board of Directors or receive any information that is otherwise made available to the Board of Directors.

Section 3.3 Confidentiality.

(a) Each of Purchaser and the Company shall (and shall cause its affiliates and its and its affiliates’ respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) to) hold all information furnished by or on behalf of the other party or its affiliates or their respective Representatives in confidence to the extent required by, and in accordance with, the provisions of the non-disclosure agreement, dated March 3, 2024, by and between Reverence Capital Partners, L.P. and the Company (the “Confidentiality Agreement”). Notwithstanding the foregoing, the provisions of Section 3.3(b) will supersede any conflicting provision in the Confidentiality Agreement (but non-conflicting provisions will otherwise continue in full force and effect in accordance with their respective terms).

(b) In addition to Purchaser’s obligations under the Confidentiality Agreement, from the Closing until two (2) years after the last date of the Director Rights Period, Purchaser shall (and shall cause its affiliates and its and its affiliates’ respective Representatives to) (i) keep confidential any information (including oral, written, electronic or other information) concerning the Company or its affiliates that has been, will be or may be furnished to Purchaser, its affiliates or their respective Representatives by or on behalf of the Company (or its affiliates) or any of its or their respective Representatives pursuant hereto or in connection with Purchaser’s (or its affiliates’) investment or potential investment in the Company (collectively, the “Confidential Information”) and (ii) use Confidential Information solely for a Permitted Purpose; provided that notwithstanding the foregoing or anything to the contrary herein or in the Confidentiality Agreement, Purchaser (and its affiliates and its and its affiliates’ respective Representatives) shall be free to use (x) for any purpose any information in intangible form, retained in the unaided memory of such persons, relating to or resulting from access to Confidential Information and (y) any generalized learnings from evaluating, monitoring and administering Purchaser’s (or its affiliates’) investment in the Company, which do not constitute tangible Confidential Information furnished by or on behalf of the Company (or its affiliates) or any of its or their respective Representatives, for purposes of evaluating or modifying their business strategies); provided that the Confidential Information shall not include information that (A) was or becomes generally available to the public, other than as a result of a disclosure by Purchaser, its affiliates or their respective Representatives in violation of this Section 3.3(b), the Confidentiality Agreement, (B) was or becomes available to Purchaser, its affiliates or their respective Representatives on a non-confidential basis from a source (other than the Company, its affiliates or any of their respective Representatives), so long as such source was not, to Purchaser’s, its affiliates’ or their respective Representatives’ (as applicable) knowledge, subject to any obligation to the Company or its Subsidiaries to keep such information confidential, (C) at the time of disclosure is already in the possession of Purchaser, its affiliates or their respective Representatives, so long as such information is not, to Purchaser’s, its affiliates’ or their respective Representatives’ (as applicable) knowledge, subject to any obligation to the Company or its Subsidiaries to keep such information confidential, or (D) was independently developed by Purchaser, its affiliates or its or their respective Representatives without reference to, incorporation of, reliance on or other use of any Confidential Information.

(c) Each of the Company and Purchaser agree, on behalf of themselves, their affiliates and its and their respective Representatives, that Confidential Information may be disclosed by Purchaser and its affiliates solely (i) to Purchaser’s affiliates and its and their respective Representatives to the extent required for the purposes of evaluating, monitoring, administering or taking any other action with respect to Purchaser’s (or its affiliates’) investment in the Company (including pursuing any sale or disposition of all or part of its investment in the Company), complying with Purchaser’s (or its affiliates’) legal, regulatory, tax or other compliance obligations, or ensuring compliance with the terms of, enforcing, defending or understanding any right or obligation in respect of this Agreement, the Company Certificate of Incorporation, the Certificate of Designations, the Company Bylaws or any other agreement or instrument relating to the Company (each, a “Permitted Purpose”); provided that Purchaser direct such persons (or, in the case of its controlled affiliates, cause such persons) to treat the Confidential Information in a confidential manner and in accordance with the terms herein, (ii) to any transferees; provided, that such transferee has entered into a confidentiality agreement pursuant to which such transferee agrees to treat the Confidential Information in a confidential manner and in accordance with the terms herein and pursuant to which Purchaser or one of its affiliates agrees to be responsible for any breach by such transferee in accordance with the terms of the confidentiality agreement, and (iii) in the event that Purchaser, any of its affiliates or any of its or their respective Representatives are required by Law or requested or required by any Governmental Entity (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, in each case, so long as Purchaser, its affiliates and its and their respective Representatives (as applicable), to the extent reasonably practicable and permitted by Law, (A) promptly provide notice thereof to the Company, (B) reasonably cooperate with the Company (at the Company’s sole expense) to resist or narrow such request or requirement, including in seeking a protective order or other appropriate remedy, prior to any such disclosure and (C) limit such disclosure to that which is then so required or requested and use reasonable efforts to obtain assurances that confidential treatment will be accorded to such disclosed Confidential Information; provided, that, for the avoidance of doubt, the foregoing clauses (A), (B) and (C) shall not apply to disclosure requests or requirements of a Governmental Entity which are not specifically targeted at this Agreement, the parties hereto or the transactions contemplated hereby.

Section 3.4 Public Announcement.

(a) The initial press release with respect to the transactions contemplated hereby shall be issued by the Company; provided that the Company shall (i) not issue such press release without prior consultation with and written approval of Purchaser and (ii) give Purchaser the right to review and comment on such press release and (B) consider any such comments in good faith, in each case, in advance of such issuance.

(b) Thereafter, (i) the Company shall not (and shall cause its affiliates and its and their respective Representatives not to) make any public release, statement or announcement in respect of this Agreement or the proposed or actual investment in the Company by Purchaser contemplated hereunder and (ii) Purchaser shall not (and shall cause its affiliates and its and their respective Representatives not to) make any public release, statement or announcement in respect of this Agreement, the proposed or actual investment in the Company by Purchaser contemplated hereunder or the transactions contemplated hereby, in each case, except (A) as required by Law, in which case, to the extent permitted by Law and practicable under the circumstances, the party required to make such release, statement or announcement shall consult with the other party about, and allow the other party reasonable time to comment on (and shall consider such comments in good faith), such release, statement or announcement in advance of such issuance, (B) communications by the Company to its stockholders and employees that are reasonably necessary or advisable in connection with the Investment, or the issuance of Common Stock and/or Preferred Stock pursuant to any Other Investment Agreement, (C) with the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), or (D) for such releases, statements or announcements that are consistent with other such releases, statements or announcements made on or after the entry into this Agreement in compliance with this Section 3.4. Notwithstanding anything in the foregoing, Purchaser and each of its affiliates may provide customary disclosure of the status and subject matter of this Agreement and transactions contemplated hereby to their respective limited partners and investors, subject to customary confidentiality undertakings.

Section 3.5 Pre-Closing Period Conduct. Prior to the earlier of the Closing or the termination of this Agreement pursuant to Section 4.12, except (i) as may be required by Law applicable to the Company or any of its Subsidiaries, (ii) with the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed) or (iii) as may be expressly contemplated or required by this Agreement (including as set forth in the Company Disclosure Schedule), the Company shall use commercially reasonable efforts to carry on its business in the ordinary course of business in all material respects.

Section 3.6 Material Contracts. Between the date hereof and the Closing, the Company and its Subsidiaries will not enter into or amend any contract that would be a material contract under SEC rules or would require disclosure on Form 8-K, without the consent of Purchaser, not to be unreasonably withheld.

Section 3.7 Material Change. Between the date hereof and the Closing, the Company shall promptly notify Purchaser in writing of (i) any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of the Company threatened against the Company or any of its Subsidiaries that (A) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by the Company, or its Subsidiaries with respect hereto or thereto, or (B) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby or (ii) any fact, change, event or circumstance known to it that has had or would reasonably be likely to have a Material Adverse Effect or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in ARTICLE II.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1 Governance Matters.

(a) Subject to the receipt of any applicable requirement to obtain prior approval, consent or nonobjection of any Governmental Entity (the “Board Non-Objections”), the Company shall, as promptly as reasonably practicable, cause one (1) person nominated by Purchaser (the “Board Representative”) to be appointed to the Board of Directors; provided that the Board Representative must satisfy the Company’s customary onboarding process and any applicable corporate governance or regulatory requirements under SEC rules and regulations, the rules of the NYSE or similar authority, or any federal or state banking Laws and comply with the Company’s policies and procedures applicable to all directors or committee members, as applicable. No individual shall be eligible to be the Board Representative if he or she has been involved in any of the events enumerated under Item 2(d) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act or is subject to any Order that is then in effect and prohibits service as a director of any U.S. public company or a bank holding company.

(b) Following the Closing, so long as Purchaser, together with its affiliates, continues to beneficially own in the aggregate at least the lesser of (i) 2.5% of the outstanding shares of Common Stock (on an As-Converted Basis) and (ii) 25% of the Common Stock (on an As-Converted Basis) that Purchaser beneficially owns immediately following the Closing (the “Director Rights Period”), (A) the Company shall (I) include the Board Representative in the Company’s slate of director nominees and recommend to its stockholders that its stockholders vote in favor of electing the Board Representative to the Board of Directors at the Company’s annual meeting of stockholders at which the Board Representative’s term expires and (II) at the annual meeting of the Company’s stockholders for the year in which the Board Representative’s term expires, use reasonable best efforts to have the Board Representative elected as a director of the Company, including that the Company shall solicit proxies for each such person to the same extent as it does for any other nominee of the Board of Directors to the Board of Directors and (B) upon the death, resignation, retirement, disqualification or removal from office of the Board Representative prior to the end of the Board Representative’s term, (I) Purchaser shall have the power to designate the Board Representative’s replacement and (II) the Board of Directors shall fill the vacancy resulting therefrom with Purchaser’s designated replacement Board Representative as promptly as practicable.

(c) Immediately following the Director Rights Period, Purchaser will have no further rights under Section 4.1(a) through Section 4.1(b) and, at the written request of the Board of Directors, shall cause the Board Representative to resign from the Board of Directors as promptly as reasonably practicable thereafter.

(d) The Board Representative shall be entitled to the same compensation, expense reimbursement, exculpation and indemnification from the Company as the other independent directors serving on the Board of Directors (and, with respect to indemnification, the Company’s obligations shall apply prior to any other indemnification to which the Board Representative may be entitled) and (ii) receive the same coverage under D&O insurance policies maintained by the Company as the other directors serving on the Board of Directors for the duration of the Director Rights Period.

(e) Subject to the Board Non-Objections, the Board Representative shall also be elected to the board of directors of Company Bank. The Board Representative shall serve on the Company Bank board of directors for so long as they sit on the Board of Directors. In addition, all other rights the Board Representative is provided in his or her capacity as such, including those provided in this Section 4.1, shall also apply to his or her service on the Company Bank board of directors.

(f) The Company shall notify the Board Representative of all (i) regular and special meetings of the Board of Directors. The Company shall provide the Board Representative with copies of all notices, minutes, consents and other materials provided to all other members of both the Board of Directors and the board of directors of Company Bank concurrently as such materials are provided to the other members (the “Board Materials”). Other than confidential supervisory information, as described in Section 5.13, the Board Representative shall have the right to share all non-privileged Board Materials with Purchaser for Permitted Purposes.

(g) Notwithstanding anything herein to the contrary, no Board Representative shall be entitled to participate in, or be entitled to receive the notice or materials referred to in the foregoing Section 4.1(f) with respect to, any meeting of the Board of Directors (or any portion thereof) with respect to which he or she is reasonably likely to have a conflict of interest (as reasonably determined in good faith by the other members of the Board of Directors in their sole discretion) with respect to the subject matter of such meeting or any portion of such meeting, including any matter related to the discussion, evaluation or vote upon a matter in which Purchaser (or any of its affiliates) has a business or financial interest (other than solely by reason of its interest as a stockholder of the Company); provided, however, that the Company shall use commercially reasonable efforts to make other arrangements (including segmenting portions of meetings, redacting information or making substitute disclosure arrangements) that would enable participation in such meetings by, and disclosure of information and materials to, the Board Representative without the Board Representative learning information about the matter(s) giving rise to such conflict of interest. The Company shall not treat the Board Representative differently with respect to conflicts of interest relative to how the Company treats other members of the Board of Directors with respect to conflicts of interest.

Section 4.2 Legend.

(a) Purchaser agrees that all certificates or other instruments representing the Securities issued pursuant hereto will bear a legend substantially to the following effect:

(i) THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND WITHOUT A VIEW TO DISTRIBUTION AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), OR UNDER STATE SECURITIES LAWS. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THIS SECURITY OR ANY INTEREST OR PARTICIPATION THEREIN MAY BE MADE EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS AND, IN THE CASE OF CLAUSE (B), UNLESS THE COMPANY RECEIVES AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.

(b) Any transferee of any Securities or any interest therein (other than a transferee who receives such securities in a transaction pursuant to an effective registration statement under the Securities Act or in a transaction exempt from registration pursuant to Rule 144), by its acceptance thereof, shall be deemed to have made the representations set forth in Section 2.3 of this Agreement. The Company shall not be required to register the transfer of any Securities to any person unless the Company receives from the proposed transferee a written instrument in form and substance reasonably satisfactory to the Company in which such transferee makes the representations and warranties set forth in Section 2.3 and, if the Company so reasonably requests, an opinion of counsel in form and substance reasonably satisfactory to the Company to the effect that registration under the Securities Act is not required in connection with such transfer.

(c) The Company shall promptly cause the legend to be removed from any certificate for any Securities held by Purchaser or any of its affiliates and the Company shall deliver all necessary documents to the transfer agent in connection therewith without charge as to any Securities (i) upon request of Purchaser, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state Laws or (ii) when such Securities shall have been registered under the Securities Act or may otherwise be transferred pursuant to any applicable rules thereunder, including eligibility to be transferred if Rule 144 under the Securities Act is available for the sale of the Securities without volume and manner of sale restrictions and the Company shall use reasonable best efforts to deliver all necessary documents to the transfer agent in connection therewith without charge as to any Securities, including the delivery of an opinion of counsel that such legend is no longer required under the Securities Act and applicable state Laws.

Section 4.3 No Materially Burdensome Condition.

(a) Notwithstanding anything to the contrary herein, Purchaser shall not be required to take any action, or commit to take or refrain from taking any action, or accept or agree to any condition or restriction, in each case, that would reasonably be expected to cause Purchaser, its affiliates or any of their partners or principals to (i) “control” the Company or be required to become a bank holding company, in each case, pursuant to the BHC Act; (ii) serve as a source of financial strength to the Company pursuant to the BHC Act or (iii) enter into any capital or liquidity maintenance agreement or any similar agreement with any Governmental Entity, provide capital support to the Company or any of its Subsidiaries or otherwise commit to or contribute any additional capital to, provide other funds to, or make any other investment in, the Company or any of its Subsidiaries (each of clauses (i) through (iii), a “Materially Burdensome Condition”).

(b) In the event either party believes that the imposition of a Materially Burdensome Condition is reasonably likely to occur, it shall promptly notify the other party and both parties shall cooperate in good faith to consider, to the extent commercially reasonable, such modifications or arrangements as may be necessary or advisable to avoid imposition of the Materially Burdensome Condition.

Section 4.4 Reservation for Issuance. As promptly as practicable following the Closing, but no later than five (5) business days, the Company shall take all action to reserve up to 800,000,000 shares of Common Stock for issuance upon conversion of shares of (i) Preferred Stock issuable pursuant to this Agreement and (ii) non-voting, common equivalent preferred stock for which the Permanent Warrant may be exercised, in each case, (w) in accordance with the terms of this Agreement, the Certificate of Designations and the Permanent Warrant (as applicable) and (x) excluding any adjustments applicable thereto. Promptly following the Company’s receipt of the Requisite Stockholder Vote and the filing of the Charter Amendment with the Delaware Secretary of State, the Company shall reserve that number of additional shares of Common Stock sufficient for issuance of shares of (A) Common Stock upon the Conversions and (B) non-voting, common equivalent preferred stock for which the Permanent Warrant may be exercised, in each case, (y) in accordance with the terms of this Agreement, the Certificate of Designations and the Permanent Warrant (as applicable) and (z) excluding any adjustments applicable thereto.

Section 4.5 Indemnity.

(a) Following the Closing, the Company shall indemnify, defend and hold harmless Purchaser and its affiliates, to the fullest extent permitted by Law, from and against any and all out-of-pocket costs, losses, liabilities, damages, payments, fees, expenses (including reasonable attorneys’ fees and disbursements) and amounts paid in settlement (collectively, “Losses”; provided, however, that “Losses” do not include, (x) except to the extent awarded in a Third Party Claim, punitive, exemplary, consequential or special damages or (y) lost profits, opportunity costs or damages based upon a multiple of earnings, revenues or similar financial measure (even if under Law such lost profits, opportunity costs or damages based upon a multiple of earnings, revenues or similar financial measure would be considered reasonably foreseeable or not special damages) if such Loss directly results from (i) any inaccuracy in or breach of any of the Company’s representations or warranties in Section 2.2 or (ii) the Company’s breach of any agreements or covenants made by the Company herein (except, in the case of this clause (ii), as set forth in Section 4.5(a) of the Company Disclosure Schedule). Notwithstanding the foregoing, the Company shall have no obligation under this Section 4.5(a) (A) following the expiration of the applicable survival period set forth in Section 4.5(o) or (B) in respect of any claim, action, suit, litigation, dispute or proceeding threatened or commenced against the Company and/or any Company Subsidiary and/or any of their respective directors, officers or employees (including if Purchaser or any of its affiliates or its or their respective directors, officers, employees, shareholders or controlling persons are or are threatened to be made party thereto) (x) in connection with any Stockholder Litigation or actions expressly required by, or taken with the prior written consent of Purchaser pursuant to, this Agreement or (y) that seeks to enjoin, restrain or prohibit the transactions contemplated by this Agreement or the Other Investment Agreements.

(b) Following the Closing, Purchaser shall indemnify, defend and hold harmless each of the Company and its Subsidiaries, to the fullest extent permitted by Law, from and against any and all Losses actually incurred by the Company or any of its Subsidiaries if such Loss directly results from (i) any inaccuracy in or breach of any of Purchaser’s representations or warranties in Section 2.3 or (ii) Purchaser’s breach of any agreements or covenants made by Purchaser herein. Notwithstanding the foregoing, Purchaser shall have no obligation under this Section 4.5(b) following the expiration of the applicable survival period set forth in Section 4.5(o).

(c) A party that may desire to seek indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim that does not result from a third party with respect to which it seeks indemnification (a “Direct Claim”) promptly (and, in any event, not later than fifteen (15) business days) after the first discovery by such Indemnified Party of any fact, event, circumstance, development or matters giving rise to such claim. Such notice (a “Claim Notice”) shall (i) describe such Direct Claim in reasonable detail (including the facts underlying each particular claim and an identification of all the particular sections of therein pursuant to which indemnification is and will be being sought); (ii) attach copies of any written evidence or demand upon which such Direct Claim is based (to the extent that such written evidence or demand is not reasonably available at such time, the Indemnified Party shall so indicate and promptly provide such evidence when it becomes available); and (iii) set forth the estimated amount (broken down by each individual claim) for which the Indemnifying Party may be liable, to the extent then known. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to the Direct Claim (a “Response Notice”). If the Indemnifying Party does not deliver a Response Notice within such thirty (30)-day period, the Indemnifying Party shall be deemed to have agreed to such claim and the Indemnifying Party’s obligation to indemnify, compensate or reimburse the Indemnified Party for the full amount of all Losses resulting therefrom.

(d) In case any such action, suit, claim or proceeding is threatened or commenced against an Indemnified Party by any person who is not a party to this Agreement or an affiliate of any party to this Agreement, with respect to which the Indemnifying Party is or may be obligated to provide indemnification under Section 4.5(a) or Section 4.5(b) (as applicable) (a “Third Party Claim”), the Indemnified Party shall, as promptly as reasonably practicable, cause a Claim Notice regarding any Third Party Claim of which it has knowledge that is covered by this Section 4.5 to be delivered to the Indemnifying Party. The Claim Notice shall (i) describe such Third Party Claim in reasonable detail (including the identity of the applicable third party, the facts underlying each particular claim and an identification of all the particular sections of therein pursuant to which indemnification is and will be being sought); (ii) attach copies of any written evidence or demand upon which such Third Party Claim is based (to the extent that such written evidence or demand is not reasonably available at such time, the Indemnified Party shall so indicate and promptly provide such evidence when it becomes available); and (iii) set forth the estimated amount (broken down by each individual claim) for which the Indemnifying Party may be liable, to the extent then known. The Indemnifying Party shall have the right but not the obligation to assume control of the defense of any Third Party Claim by, no later than the thirtieth (30th) day after its receipt of such Claim Notice, notifying the Indemnified Party that, subject to the other provisions of this Section 4.5, the Indemnifying Party has elected to conduct and control the defense, negotiation or settlement of the applicable Third Party Claim and any action, suit, claim or proceeding resulting therefrom with counsel reasonably acceptable to the Indemnified Party and at the Indemnifying Party’s sole cost and expense. If the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party will have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its own expense; provided that if the Indemnified Party is advised by outside counsel that an actual conflict of interest (other than one of a monetary nature) would make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party with respect to the Third Party Claim, then the Indemnifying Party shall pay the reasonable, out-of-pocket and documented fees, costs and expenses of counsel employed by the Indemnified Party; provided, further, that the Indemnifying Party shall only be liable for the legal fees and expenses for one law firm for all Indemnified Parties (taken together with respect to any single action or group of related actions) in connection with any Third Party Claim (plus one local counsel in each applicable jurisdiction). If the Indemnifying Party does not assume the defense of the Third Party Claim within the thirty (30)-day period referenced in this Section 4.5, (x) the Indemnified Party may defend against the Third Party Claim and (y) the Indemnifying Party will have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing at its own expense.

(e) Notwithstanding anything in this Section 4.5 to the contrary, (i) the Indemnified Party shall not, without the prior written consent of the Indemnifying Party, (x) consent to the entry of any Order, (y) settle or compromise or (z) enter into any settlement or similar agreement with respect to, any Third Party Claim, unless such Order or proposed settlement or compromise or agreement (A) involves an unconditional release of the Indemnifying Party in respect of such Third Party Claim and (B) does not contain any admission or finding of wrongdoing on behalf of the Indemnifying Party and (ii) the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, (x) consent to the entry of any Order, (y) settle or compromise or (z) enter into any settlement or similar agreement with respect to, any Third Party Claim, unless the Order or proposed settlement or compromise or agreement (A) involves only the payment of money damages against which the Indemnified Party is indemnified in full by the Indemnifying Party, (B) does not impose an injunction or other equitable relief upon the Indemnified Party, (C) involves an unconditional release of the Indemnified Party in respect of such Third Party Claim and (D) does not involve a finding or admission of any violation of Law or other wrongdoing by the Indemnified Party.

(f) The failure by an Indemnified Party to timely or properly provide, pursuant to Section 4.5(c) or Section 4.5(d), any Claim Notice to the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent, and only to the extent that, the Indemnifying Party is actually and directly prejudiced by such failure.

(g) For purposes of the indemnity contained in Section 4.5(a)(i) and Section 4.5(b)(i), all qualifications and limitations set forth in such representations and warranties as to “materiality,” “Material Adverse Effect” and words of similar import (other than Section 2.2(f)(i)(B), Section 2.2(f)(iii)(A) and Section 2.2(k)(iv)), shall be disregarded in determining whether there shall have been any inaccuracy in or breach of any representations and warranties in this Agreement.

(h) Except in the case of any inaccuracy or breach of any Company Fundamental Reps, the Company shall not be required to indemnify the Indemnified Parties pursuant to Section 4.5(a)(i), (i) with respect to any individual claim (or group of related claims) for indemnification if the amount of Losses with respect to such individual claim (or group of related claims) is less than $100,000 (any individual claim (or group of related claims) involving Losses less than such amount being referred to as a “De Minimis Claim”) and (ii) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.5(a)(i) exceeds an amount equal to 1.5% of the Investment Amount (such amount, the “Threshold Amount”), in which event the Company shall be responsible for only the amount of such Losses in excess of the Threshold Amount, but subject to the last sentence of this Section 4.5(h). Except in the case of any inaccuracy or breach of any Purchaser Fundamental Reps, Purchaser shall not be required to indemnify the Indemnified Parties pursuant to Section 4.5(b)(i), (1) with respect to any De Minimis Claim and (2) unless and until the aggregate amount of all Losses incurred with respect to all claims (other than De Minimis Claims) pursuant to Section 4.5(b)(i) exceeds the Threshold Amount, in which event Purchaser shall be responsible for only the amount of such Losses in excess of the Threshold Amount, but subject to the last sentence of this Section 4.5(h). Except in the case of any inaccuracy or breach of any Company Fundamental Reps or Purchaser Fundamental Reps, the cumulative indemnification obligation of (x) the Company under Section 4.5(a) shall in no event exceed 10% of the Investment Amount and (y) Purchaser under Section 4.5(b) shall in no event exceed 10% of the Investment Amount. In the case of any inaccuracy or breach of any Company Fundamental Reps or Purchaser Fundamental Reps, the cumulative indemnification obligation of (x) the Company under Section 4.5(a) shall in no event exceed the Investment Amount and (y) Purchaser under Section 4.5(b) shall in no event exceed the Investment Amount.

(i) Any claim for indemnification pursuant to Section 4.5 can only be brought on or prior to the eighteen (18) month anniversary of the Closing Date; provided, that (i) a claim for indemnification pursuant to Section 4.5(a)(i) in respect of an inaccuracy of any of the representations of the Company set forth in Section 2.2(a)(i), Section 2.2(b)(i), Section 2.2(b)(ii), Section 2.2(c)(i), Section 2.2(c)(ii)(A), Section 2.2(c)(iii), Section 2.2(g) and Section 2.2(u) (each, a “Company Fundamental Rep”) or pursuant to Section 4.5(b)(i) in respect of any of the representations of Purchaser set forth in Section 2.3(a), Section 2.3(b)(ii) and Section 2.3(m) (each, a “Purchaser Fundamental Rep”), in each case, can be brought on or prior to the third (3rd) anniversary of the Closing Date and (ii) if a compliant notice of a valid claim for indemnification pursuant to Section 4.5(a) or Section 4.5(b) is duly provided prior to the end of the applicable foregoing survival period with respect thereto, then the obligation to indemnify, defend and hold harmless in respect of such inaccuracy or breach shall survive as to such claim until such claim has been finally resolved.

(j) Except for a claim of Fraud, the indemnity provided for in this Section 4.5 shall be the sole and exclusive monetary remedy of Indemnified Parties after the Closing for any inaccuracy in or breach of any representation or warranty or any breach of any covenant or agreement contained in this Agreement to be performed at or prior to the Closing.

(k) Where one and the same set of facts, circumstances or events qualifies under more than one provision entitling an Indemnified Party to a claim or remedy hereunder, such Indemnified Party shall not be entitled to duplicative recovery of Losses arising out of such facts, circumstances or events.

(l) Each Indemnified Party shall use commercially reasonable efforts to mitigate any Loss upon and after obtaining knowledge of any event, set of facts, circumstance or occurrence that would reasonably be expected to give rise to any Loss that would reasonably be expected to give rise to an indemnity obligation pursuant to this Section 4.5. In the event that an Indemnified Party shall fail to use commercially reasonable efforts to mitigate any such Loss, then notwithstanding anything contained herein to the contrary, the Indemnifying Party shall not be required to indemnify any Indemnified Party for that portion of any Losses that would reasonably be expected to have been avoided if all Indemnified Parties had made such efforts.

(m) If an Indemnified Party has or may have a right to recover any Loss against or from any third party (including any insurance company in its capacity as an insurer), such Indemnified Party shall use commercially reasonable efforts to seek recovery against and from such third party and if the Indemnified Party recovers any such amount from such third party after the Indemnifying Party makes any payment pursuant to this Section 4.5 in respect of such Loss, then the Indemnified Party shall promptly remit to the Indemnifying Party the lesser of the amount previously paid by the Indemnifying Party to the Indemnified Party in respect of such Loss and the amount the Indemnified Party received from such third party in respect of such Loss (net of all reasonable costs of collection).

(n) Any indemnification payments pursuant to this Section 4.5 shall be treated as an adjustment to the Investment Amount for the Securities for U.S. federal income and applicable state and local Tax purposes, except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of state or local Law).

(o) Each of the representations and warranties set forth herein shall survive the Closing under this Agreement for a period of eighteen (18) months following the Closing Date and, thereafter, except in the case of Fraud, shall expire and have no force and effect, including in respect of this Section 4.5; provided, however, that the Company Fundamental Reps and the Purchaser Fundamental Reps shall survive the Closing under this agreement for a period of thirty-six (36) months following the Closing Date, in each case, subject to Section 4.5(i)(ii). Except as otherwise provided herein, all covenants and agreements contained herein, other than those which by their terms are to be performed in whole or in part after the Closing Date (which shall survive in accordance with their terms), shall survive the closing under this Agreement for a period of twelve (12) months following the Closing Date (or until final resolution of any claim or action arising from the breach of such covenant if notice of such breach was provided prior to the end of such period).

Section 4.6 Exchange Listing. Prior to and, if necessary, following the Closing, the Company shall use reasonable best efforts to cause (a) the shares of Common Stock (i) issued hereunder and (ii) to be issued upon the Conversions, (b) the Permanent Warrants and (c) the warrants on the terms described on Exhibit E, in each case, to be approved for listing on the NYSE, subject to official notice of issuance and upon receipt of the Requisite Stockholder Vote (if applicable).

Section 4.7 Certificate of Designations. In connection with the Closing, the Company shall file the Certificate of Designations with the Delaware Secretary of State.

Section 4.8 State Securities Laws. The Company shall use commercially reasonable efforts to obtain all necessary permits and qualifications, if any, or secure an exemption therefrom, required by any state or country pursuant to Laws prior to the offer and sale by Purchaser of Common Stock and/or the Preferred Stock.

Section 4.9 Company Opportunities.

(a) Except as expressly provided in this Agreement, Purchaser and any related investment funds, the Board Representative, and any of their respective affiliates, have the right to, and shall have no duty (contractual or otherwise) not to (i) invest in, carry on and conduct, whether directly, or as a partner in any partnership, or as a joint venturer in any joint venture, or as an officer, director, stockholder, equityholder or investor in any person, or as a participant in any syndicate, pool, trust or association, any business of any kind, nature or description, whether or not such business is competitive with or in the same or similar lines of business as the Company or any of its Subsidiaries, (ii) do business with any client, customer, vendor or lessor of any of the Company or its affiliates or (iii) make investments in any kind of property in which the Company may make investments.

(b) In the event that Purchaser or any related investment funds, the Board Representative or any of their respective affiliates, acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Company or any of its Subsidiaries, none of Purchaser or any related investment funds, the Board Representative or any of their respective affiliates, shall have any duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or to refrain from pursuing or acquiring such corporate opportunity for its own benefit.

(c) None of Purchaser, any related investment fund, the Board Representative or any of their respective affiliates shall be liable to the Company or any of its Subsidiaries or stockholders of the Company for breach of any duty (contractual or otherwise) by reason of the fact that Purchaser or any related investment fund thereof, the Board Representative or any of their respective affiliates pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company.

(d) Notwithstanding Section 4.9(a)-Section 4.9(c), if the Board Representative is presented with any potential transaction or corporate opportunity solely and expressly in his or her capacity as a member of the Board of Directors and that is specifically identified as a potential transaction or corporate opportunity for the Company or its Subsidiaries (a “Company Opportunity”), then the Board Representative shall be required to first present such Company Opportunity to the Company prior to the Board Representative’s pursuit of, or investment in, such Company Opportunity. The Company shall not treat the Board Representative differently with respect to Corporate Opportunities relative to how the Company treats other members of the Board of Directors with respect to Corporate Opportunities.

Section 4.10 No Recourse. This Agreement may only be enforced against, and any actions, suits, proceedings, claims, demands, disputes, cross claims, counterclaims or causes of action (whether in contract or tort or otherwise) that may be based upon, arise out of or relate to this Agreement or any Other Investment Agreement or the transactions contemplated hereby or thereby, or the negotiation, execution or performance of this Agreement or any Other Investment Agreement or the transactions contemplated hereby or thereby, may be made only against the entities that are expressly identified as the party or parties to such agreement(s). No person who is not a party hereto, including any past, present or future direct or indirect equityholder, director, officer, employee, incorporator, member, manager, partner, affiliate, agent, attorney, financing source, assignee or representative of any party hereto or its affiliates or any former, current or future direct or indirect equityholder, director, officer, employee, incorporator, agent, attorney, representative, partner, member, manager, affiliate, agent, assignee or representative of any of the foregoing (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or affiliates) to any other party hereto (or its affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or the transactions contemplated hereby, or for any claim based on, in respect of, or by reason of this Agreement or the transactions contemplated hereby, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, and each party hereto irrevocably and unconditionally waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Notwithstanding the foregoing, nothing in this Section 4.10 shall (or is meant to) limit in any manner the rights and obligations of Reverence Capital Partners, L.P. under the Confidentiality Agreement, to the extent expressly provided therein.

Section 4.11 Tax Matters.

(a) The Company shall pay any and all transfer Taxes, stamp Taxes or duties, documentary Taxes, or other similar Taxes imposed upon the issuance of shares of Common Stock and Preferred Stock pursuant to this Agreement or the issuance of shares of Common Stock on account of the conversion of Preferred Stock pursuant to the Certificate of Designations; provided that the Company shall not be required to pay any such Tax that may be payable in connection with any issuance of Common Stock pursuant to a conversion of Preferred Stock to the extent such Tax is payable because a registered holder of Preferred Stock requests Common Stock to be registered in a name other than such registered holder’s name and, no such Common Stock will be so registered unless and until the registered holder making such request has paid such taxes to the Company or has established to the satisfaction of the Company that such taxes have been paid or are not payable. The Company and Purchaser shall reasonably cooperate to avoid or minimize the imposition of transfer Taxes, stamp Taxes or duties, documentary Taxes, or other similar Taxes described in the first sentence of this Section 4.11.

(b) Notwithstanding anything herein or in the Certificate of Designations to the contrary, the Company and any applicable withholding agent shall be entitled to deduct and withhold from any consideration otherwise payable on or with respect to the Common Stock or Preferred Stock (including upon conversion of any Preferred Stock) such amounts as it is required to deduct or withhold with respect to the making of such payment under the Code or any other applicable Tax Law. If the holder of Preferred Stock is deemed for U.S. federal income tax purposes to have received a distribution with respect to the Preferred Stock, the Company or an applicable withholding agent may satisfy any resulting applicable withholding obligations (including with respect to backup withholding) imposed in connection with such deemed distribution by withholding from any other payments due with respect to the Common Stock or Preferred Stock, including any payments upon conversion, repurchase or redemption of the Common Stock or Preferred Stock to the extent required by applicable Tax Law. If any amounts are so deducted or withheld and subsequently paid to the applicable Governmental Entity, such deducted or withheld amounts shall be treated for all purposes of this Agreement and the Certificate of Designations as having been paid to the person to which such amounts would have otherwise been payable.

(c) Following the Closing, if the Company becomes aware that an event or other occurrence has occurred that, if the Preferred Stock were treated as “preferred stock” for purposes of Section 305 of the Code, would cause a deemed distribution, with respect to the Preferred Stock, pursuant to Section 305(c) of the Code, the Company shall use commercially reasonable efforts to notify Purchaser of such event or occurrence and shall consult with Purchaser in good faith regarding the treatment of such event or occurrence. The Company and Purchaser agree that there shall be no deemed distribution on the Preferred Stock pursuant to Section 305(c) of the Code in respect of a difference between the “issue price” and the “redemption price” of the Preferred Stock and except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code, neither the Company nor Purchaser shall take any position inconsistent therewith.

(d) Following the Closing, Purchaser shall provide the Company with a proposed allocation of the Investment Amount among the shares of Series C Preferred Stock delivered at the Closing and the Permanent Warrant for U.S. tax purposes. The Company may propose reasonable comments to the proposed allocation within fifteen (15) days of receiving the proposed allocation, and Purchaser shall consider such comments in good faith. Thereafter, Purchaser shall provide the Company with a final allocation for U.S. tax purposes and such final allocation shall be binding on Purchaser and the Company for all U.S. tax purposes. In the event that the Company issues additional warrants to Purchaser pursuant to Section 3.1(h) of this Agreement, Purchaser shall provide a proposed adjusted allocation to the Company, which may propose reasonable comments to the proposed adjusted allocation within fifteen (15) days of receiving the proposed adjusted allocation, and Purchaser shall consider such comments in good faith. Thereafter, Purchaser shall provide the Company with a final adjusted allocation for U.S. tax purposes and such final adjusted allocation shall be binding on Purchaser and the Company for all U.S. tax purposes.

Section 4.12 Termination.

(a) This Agreement may be terminated prior to the Closing:

(i) by mutual written agreement of the Company and Purchaser;

(ii) by the Company or Purchaser, upon written notice to the other party, in the event that the Closing does not occur on or before the tenth (10th) business day following date hereof (such date, the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 4.12(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(iii) by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained herein that is a condition to Purchaser’s obligation to effect the Closing), if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth herein on the part of Purchaser, which breach, either individually or in the aggregate with all other breaches by Purchaser, would constitute, if occurring or continuing as of the Closing, the failure of a condition set forth in Section 1.2(b)(iii), and which is not cured prior to the Termination Date following written notice to Purchaser, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date); or

(iv) by Purchaser (provided that Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained herein that is a condition to the Company’s obligation to effect the Closing), if there shall have been a breach of any of the covenants or agreements contained herein or any of the representations or warranties set forth herein on the part of the Company, which breach, either individually or in the aggregate with all such other breaches by the Company, would constitute, if occurring or continuing as of the Closing, the failure of a condition set forth in Section 1.2(b)(ii), and which is not cured prior to the Termination Date following written notice to Purchaser, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date).

(b) Following the Closing, Section 4.1, Section 4.2, Section 4.4 and Section 4.9 shall automatically terminate on the date that Purchaser (together with its affiliates) ceases to own any shares of capital stock of the Company.

(c) In the event of any termination of this Agreement as provided in Section 4.12, this Agreement (other than Section 3.3(a), Section 3.4, this Section 4.12(c) and ARTICLE V, which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect, and none of the Company, Purchaser, any of their respective affiliates or any of the officers, directors, members or partners of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby; provided that nothing herein shall relieve any party hereto from any liability for Fraud or willful and intentional breach of any covenant or agreement expressly set forth herein. “Fraud” means an intentional misrepresentation with respect to a representation or warranty set forth in Section 2.2 or Section 2.3, which such intentional misrepresentation was (i) inaccurate on the date hereof, and (ii) made with (A) the specific intent of deceiving and inducing the other party to enter into this Agreement and upon which the other party actually relied to its detriment, and (B) actual knowledge (without any duty of investigation or inquiry) of the inaccuracy of such intentional misrepresentation; provided that “Fraud” shall not include any claim (including equitable fraud, promissory fraud and unfair dealings fraud) based on constructive knowledge, recklessness, negligent misrepresentation or a similar theory.

ARTICLE V

MISCELLANEOUS

Section 5.1 Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by a written instrument signed on behalf of each of the parties.

Section 5.2 Extension; Waiver. Each party may, to the extent permitted by Law, (a) extend the time for the performance of any of the obligations or other acts of the Company, in the case of Purchaser, or Purchaser, in the case of the Company, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto on the part of the Company, in the case of Purchaser, or Purchaser, in the case of the Company, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 5.3 Expenses. Except as otherwise expressly set forth herein, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost, fee or expense.

Section 5.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given on (a) the date of delivery if delivered personally, or if by email, upon delivery (provided that no auto-generated error or non-delivery or similar message is generated in response thereto), (b) the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) the earlier of confirmation of receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	if to the Company, to:

New York Community Bancorp, Inc.

102 Duffy Avenue

Hicksville, New York 11801

Attention: R. Patrick Quinn, Senior Executive Vice President,

General Counsel and Corporate Secretary

Email: Patrick.Quinn@flagstar.com

With a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention: Sven Mickisch;

Christopher M. Barlow;

Matthew Nemeroff

Email: Sven.Mickisch@skadden.com;

Christopher.Barlow@skadden.com;

Matthew.Nemeroff@skadden.com

and

(b)	if to Purchaser, to:

c/o Reverence Capital Partners, L.P.

590 Madison Avenue

New York, New York 10022

Attention: [Reserved.]

Email: [Reserved.]

With a copy (which shall not constitute notice) to

Kirkland & Ellis LLP

300 North LaSalle

Chicago, Illinois 60654

Attention: Mark A. Fennell, P.C.;

Kevin W. Mausert, P.C.

Email: mark.fennell@kirkland.com;

kevin.mausert@kirkland.com

Section 5.5 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision hereof. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement, unless otherwise indicated. The table of contents and headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation hereof. Whenever the words “include,” “includes” or “including” are used herein, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” mean the date of this Agreement. Notwithstanding anything herein to the contrary, neither Purchaser nor any of its affiliates and neither the Company nor any of its Subsidiaries shall be required to take any action that is prohibited by Law or any Governmental Entity. As used herein, the “knowledge” of Purchaser means the actual knowledge of any of the officers of Purchaser, and the “knowledge” of the Company means the actual knowledge of any of the officers of the Company listed on Section 5.5 of the Company Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by Law to be closed, (b) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly, controls, is controlled by, or is under common control with, such specified person; provided that “affiliate” shall not include any “portfolio company” (as such term is customarily used in the private equity industry) of any investment fund affiliated with or managed by such person or any investment fund or vehicle (other than any such fund or vehicle with a direct or indirect interest in such person) of or related to or affiliated with such person, (d) “party” means a party to this Agreement, unless the context clearly suggests otherwise, (e) “made available” means any document or other information provided by one party to the other party, including any document or other information that was (i) included in the virtual data room of a party at least one (1) business day prior to the date hereof or (ii) filed by a party with the SEC since January 1, 2023 and publicly available on EDGAR at least one (1) business day prior to the date hereof, (f) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the purchase and sale of Securities contemplated by Section 1.1, (g) “ordinary course” and “ordinary course of business” with respect to either party, means conduct consistent with past practice and the normal day-to-day customs, practices and procedures of such party, taking into account any changes to such practices as may have occurred in response to any Pandemic, including compliance with Pandemic Measures, (h) “U.S.” means the United States of America and (i) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. Any reference herein to any statute, includes all amendments thereto and all rules and regulations promulgated thereunder. The Company Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” herein are to U.S. dollars.

Section 5.6 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

Section 5.7 Entire Agreement. This Agreement (including the documents and the instruments referred to herein), together with the Registration Rights Agreement and Confidentiality Agreement, constitute the entire agreement among the parties and supersede all prior agreements and understandings, written, oral or otherwise, among the parties with respect to the subject matter hereof.

Section 5.8 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles.

(b) Each party agrees that it will bring any action, suit, litigation, dispute or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection (A) to laying venue in any such action, suit, litigation, dispute or proceeding in the Chosen Courts and (B) that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iii) agrees that service of process upon such party in any such action, suit, litigation, dispute or proceeding will be effective if notice is given in accordance with Section 5.4.

Section 5.9 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE HEREUNDER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT, LITIGATION, DISPUTE OR PROCEEDING, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SUIT, LITIGATION, DISPUTE OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) IT MAKES THIS WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.9.

Section 5.10 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of Purchaser, in the case of the Company, or the Company, in the case of Purchaser. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns, other than as expressly set forth herein (including Section 4.9 and Section 4.10). Except as set forth in the foregoing sentence or otherwise expressly set forth herein (including Section 4.10), this Agreement (including the documents and instruments referred to herein) is not otherwise intended to, and does not, confer upon any person other than the parties, any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, however, that the Placement Agents/Arrangers shall be a third party beneficiary of this Agreement solely with respect to Section 2.2 and Section 2.3, and may rely upon the representations and warranties contained therein. The representations and warranties herein are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties herein may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, persons other than the parties may not rely upon the representations and warranties herein as characterizations of actual facts, events, developments or circumstances as of the date hereof or as of any other date.

Section 5.11 Specific Performance. The parties agree that irreparable damage would occur if any provision hereof were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Investment), in addition to any other remedy to which they are entitled at Law or in equity. Each party further waives any (a) defense in any action, suit, litigation, dispute or proceeding for specific performance that a remedy at Law would be adequate and (b) requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief. A party’s pursuit of an injunction, specific performance or other equitable remedies at any time shall not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled.

Section 5.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision or portion of any provision hereof is held to be invalid, illegal or unenforceable in any respect under any Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 5.13 Confidential Supervisory Information. Notwithstanding any other provision herein, no disclosure, representation or warranty shall be made (or other action taken) pursuant hereto that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 4.32(b), 12 C.F.R. § 261.2(b) and 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to the extent prohibited by Law; provided that, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this Section 5.13 apply in order that those limitations do not have the effect of misleading any party hereto, which substitute actions may include diligence calls and communications by Purchaser (or its counsel) with the Company, its counsel, or its regulators.

Section 5.14 Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection herewith, and any amendments or waivers hereto or thereto, to the extent signed and delivered by email delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party or to any such agreement or instrument shall raise the use of email delivery of a “.pdf” format data file or other electronic means to deliver a signature hereto or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party forever waives any such defense.

Section 5.15 Guaranty. The Parent Funds, severally in accordance with their Pro Rata Percentages and not jointly, hereby irrevocably guarantee to Purchaser, the Company and their respective successors and assigns the prompt payment and performance of all of Purchaser’s obligations pursuant to this Agreement, including Purchaser’s delivery of the Investment Amount at the Closing pursuant to Section 1.2(c)(ii)(1). The obligations under this Section 5.15 shall terminate upon the consummation of the Closing. “Pro Rata Percentages” shall mean 74.10% in the case of Reverence Capital Partners Opportunities Fund V (PE Fund III), L.P., 22.83% in the case of Reverence Capital Partners Opportunities Fund V-A (PE Fund II), L.P., 0.20% in the case of Reverence Capital Partners Fund V (AI) (PE Fund III), L.P. and 2.87% in the case of Revenue Capital Partners Opportunities Fund V (FOO) (PE Fund III), L.P.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first herein above written.

NEW YORK COMMUNITY BANCORP, INC.

By:	/s/ R. Patrick Quinn
Name: R. Patrick Quinn
Title: General Counsel & Corporate Secretary

[Signature Page to Investment Agreement]

RCP EAGLE HOLDINGS LP

By: RCP Eagle Holdings GP LLC
Its: General Partner

By:	/s/ Milton R. Berlinski
Name: Milton R. Berlinski
Title: Managing Member

[Signature Page to Investment Agreement]

Solely for the purposes of (a) Section 2.3, as if a Purchaser hereunder, (b) Section 5.15, as guarantor, and (c) the other sections in ARTICLE V:

REVERENCE CAPITAL PARTNERS
OPPORTUNITIES FUND V (PE FUND III), L.P.

By:	Reverence Capital Partners
Opportunities Fund V (PE FUND III) GP, L.P.
Its:	General Partner

By:	Reverence Capital Partners
Opportunities Fund V (PE Fund III) GP, LLC
Its:	General Partner

By:	/s/ Milton R. Berlinski
Name: Milton R. Berlinski
Title: Managing Member

REVERENCE CAPITAL PARTNERS
OPPORTUNITIES FUND V-A (PE FUND III), L.P.

By:	Reverence Capital Partners
Opportunities Fund V (PE FUND III) GP, L.P.
Its:	General Partner

By:	Reverence Capital Partners
Opportunities Fund V (PE Fund III) GP, LLC
Its:	General Partner

By:	/s/ Milton R. Berlinski
Name: Milton R. Berlinski
Title: Managing Member

[Signature Page to Investment Agreement]

REVERENCE CAPITAL PARTNERS
OPPORTUNITIES FUND V (AI) (PE FUND III), L.P.

By:	Reverence Capital Partners
Opportunities Fund V (PE FUND III) GP, L.P.
Its:	General Partner

By:	Reverence Capital Partners
Opportunities Fund V (PE Fund III) GP, LLC
Its:	General Partner

By:	/s/ Milton R. Berlinski
Name: Milton R. Berlinski
Title: Managing Member

REVERENCE CAPITAL PARTNERS
OPPORTUNITIES FUND V (FOO) (PE FUND III), L.P.

By:	Reverence Capital Partners
Opportunities Fund V (PE FUND III) GP, L.P.
Its:	General Partner

By:	Reverence Capital Partners
Opportunities Fund V (PE Fund III) GP, LLC
Its:	General Partner

By:	/s/ Milton R. Berlinski
Name: Milton R. Berlinski
Title: Managing Member

[Signature Page to Investment Agreement]

Exhibit E

Stockholder Vote Warrant Terms

Term: 10 year warrants

Strike price: $2.00

Settlement: Cash

Warrant coverage: If Requisite Stockholder Vote is not obtained by the date that is the 180th day after the Closing Date, Purchaser will receive cash settled warrants with warrant coverage of 160% with a strike price set at the deal price. The warrant becomes exercisable 60 days after issuance if the Requisite Stockholder Vote is not obtained by such date. If the Requisite Stockholder Vote is obtained prior to such date, the warrant will be cancelled in full.

In addition, warrant coverage will increase by 20% every 60 days thereafter if the Requisite Stockholder Vote is not obtained; provided that the maximum warrant coverage shall not exceed 220%. The additional 20% will not be exercisable and will cancelled if the Requisite Stockholder Vote is obtained in the 60 days after issuance.

Example Calculations

Days after Closing	Warrant Issued (total warrant)		Warrant Exercisable	Warrants subject to cancelation
180	160%		0	160%
240	20% (180%	)	160%	20%
300	20% (200%	)	180%	20%
360	20% (220%	)	200%	20%
420	0 (220%	)	220%	0

Underlying Stock: Exercisable for cumulative non-voting preferred stock with a 13.00% dividend rate.

Transfer Restrictions: Not subject to any transfer restrictions other than applicable law.

Registration & Listing: The Company will use reasonable efforts to register and if possible, list, the warrants.

Documentation: If the Requisite Stockholder Vote is not obtained by the date that is the 180th day after the Closing Date, the Company and Purchaser shall use reasonable best efforts to, as promptly as reasonably practicable, agree upon a form of warrant agreement and preferred certificate of designation; terms to be consistent with other warrant and other preferred in an agreed upon deal, except as noted; terms to ensure that neither warrant nor underlying stock are “voting securities” for bank regulatory purposes.

[Signature Page to Investment Agreement]